                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-49499
                             PROSPECTUS SUPPLEMENT
                    (TO PROSPECTUS DATED DECEMBER 16, 1998)

                                1,500,000 SHARES

                                GREAT LAKES REIT

 9 3/4% SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES OF BENEFICIAL INTEREST,
                            $.01 PAR VALUE PER SHARE
                   (LIQUIDATION PREFERENCE $25.00 PER SHARE)
                               -----------------

    Great Lakes REIT, a real estate investment trust formed under the laws of the State of Maryland, is a fully-integrated, self-administered and self-managed real estate company focused on acquiring, renovating, owning and operating suburban office and light industrial properties primarily located within a 500-mile radius of metropolitan Chicago. We are offering to the public our 9 3/4% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest. The terms of the Series A Preferred Shares can be summarized as follows:

    - We will pay cumulative dividends on the Series A Preferred Shares, from the date of original issuance, in the amount of $2.4375 per share each year (equivalent to 9 3/4% of the $25.00 liquidation preference).

    - We will pay dividends on the Series A Preferred Shares quarterly, beginning on March 1, 1999.

    - We are not allowed to redeem the Series A Preferred Shares before December 16, 2003, except to preserve our status as a real estate investment trust under federal income tax laws.

    - On and after December 16, 2003, we may, at our option, redeem the Series A Preferred Shares by paying the holder $25.00 per share, plus all accrued and unpaid dividends through the date of such redemption.

    - The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption and will not be convertible into any other securities of Great Lakes REIT.

    - Investors in the Series A Preferred Shares generally have no voting rights, except if we fail to pay dividends for six or more quarters.

    We have applied to list the Series A Preferred Shares for quotation on the New York Stock Exchange under the symbol "GL PrA." If this application is approved, trading of the Series A Preferred Shares is expected to begin on the NYSE within a 30-day period following the initial delivery of the Series A Preferred Shares.

    SEE "RISK FACTORS" ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT AND BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE SERIES A PREFERRED SHARES BEING SOLD WITH THIS PROSPECTUS SUPPLEMENT.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                  UNDERWRITING        PROCEEDS TO
                                                            PRICE TO PUBLIC         DISCOUNT            COMPANY
                                                           ------------------  ------------------  ------------------
Per Share................................................        $25.00             $0.7875             $24.2125
Total....................................................     $37,500,000          $1,181,250         $36,318,750

                              -------------------

    This offering is being underwritten by the Underwriters listed below on a firm commitment basis, which means that they must purchase all of the Series A Preferred Shares if any are purchased. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. We expect that the Series A Preferred Shares will be ready for delivery on or about December 23, 1998.

A.G. EDWARDS & SONS, INC.                                      WHEAT FIRST UNION

                            EVEREN SECURITIES, INC.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 16, 1998.

                               TABLE OF CONTENTS

                          PROSPECTUS SUPPLEMENT                             PAGE
                                                                            ----
Prospectus Supplement Summary.............................................   S-3

Forward-Looking Statements................................................   S-7

Use of Proceeds...........................................................   S-7

Description of the Series A Preferred Shares..............................   S-8

Certain Federal Income Tax Considerations.................................  S-12

Underwriting..............................................................  S-14

Legal Matters.............................................................  S-15


                                PROSPECTUS

About this Prospectus.....................................................     2

Where You Can Find More Information.......................................     2

The Company...............................................................     3

Risk Factors..............................................................     4

  Dependence on Market Conditions in the Midwest Region...................     4

  Risks Related to Retention of Tenants and Ability to Rent Space Upon
    Lease Expirations.....................................................     4

  Risks Associated with the Recent Acquisition of Many of the Properties;
    Lack of Operating History.............................................     4

  Real Estate Financing Risks.............................................     4

  Real Estate Investment Risks............................................     5

  Risks of Acquisition, Renovation and Development Activities.............     6

  Dependence on Key Personnel.............................................     6

  Federal Income Tax Risks--Failure to Qualify as a Real Estate Investment
    Trust.................................................................     6

  Possible Adverse Effect of REIT Distribution Requirements...............     7

  Possible Adverse Effect of Failure of Operating Partnership to Qualify
    for Federal Income Tax Purposes.......................................     7

  Possible Anti-Takeover Effects of Maryland Law and Our Declaration of
    Trust and Bylaws......................................................     8

  Possible Adverse Effect of Losses Not Covered by Insurance..............     8

  Potential Liability for Environmental Contamination.....................     8

  Possible Adverse Effect of Market Interest Rates on Prices of
    Securities............................................................     9

Use of Proceeds...........................................................    10

Ratios of Earnings to Combined Fixed Charges and Preference Dividends.....    10

Description of Shares of Beneficial Interest..............................    11

Federal Income Tax Considerations.........................................    15

Plan of Distribution......................................................    35

Legal Matters.............................................................    36

Experts...................................................................    36

                         PROSPECTUS SUPPLEMENT SUMMARY

    This summary highlights information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read this entire Prospectus Supplement and the accompanying Prospectus carefully before deciding whether to invest in the Series A Preferred Shares.

                                  THE COMPANY

    Great Lakes REIT, a Maryland real estate investment trust (the "Company"), is a fully-integrated, self-administered and self-managed real estate company focused on acquiring, renovating, owning and operating suburban office and light industrial properties primarily located within a 500-mile radius of metropolitan Chicago (the "Midwest Region"). As of November 30, 1998, we owned and operated 40 properties (the "Properties") in the Chicago, Milwaukee, Minneapolis/St. Paul, Detroit, Columbus, Cincinnati and Denver areas. We lease space to over 600 tenants in a variety of businesses. The Properties primarily consist of Class A and Class B suburban office buildings and range in size from 15,000 to 370,000 rentable square feet. We have elected to be treated for federal income tax purposes as a real estate investment trust (a "REIT"). This means that, if we meet certain requirements under the Internal Revenue Code, we generally do not pay federal income tax on our taxable income at the trust level.

    Our principal executive offices are located at 823 Commerce Drive, Suite 300, Oak Brook, Illinois 60523, telephone number (630) 368-2900.

                                  RISK FACTORS

    An investment in the Series A Preferred Shares involves various risks. Risk factors that you should carefully consider include, but are not limited to, the following:

    - Our Properties are concentrated in the Midwest Region of the United States. As a result of this concentration, if economic conditions worsen in the Midwest Region, they will significantly influence our future performance and could adversely affect our ability to make expected distributions to our shareholders, including dividends payable on the Series A Preferred Shares;

    - We may not be able to retain our existing tenants or rent space upon lease expirations, which will adversely affect our cash flow and our ability to make expected distributions to our shareholders, including dividends payable on the Series A Preferred Shares;

    - When we acquire new properties, we will expose ourselves to the risks that our investment will fail to generate expected returns and that the acquired properties may have certain defects that remain undetected before their acquisition;

    - Our cash flow may be insufficient to meet required payments of principal and interest under our outstanding indebtedness and we may not be able to refinance such indebtedness;

    - If our Properties do not generate revenues sufficient to meet our operating expenses, including debt service and capital expenditures, our cash flow and ability to pay distributions to our shareholders will be adversely affected, including dividends payable on the Series A Preferred Shares;

    - Our obligations to make dividend payments on the Series A Preferred Shares are subordinate to our obligations under any indebtedness currently outstanding or incurred in the future; and

    - If we fail to qualify as a REIT during a year, we will be subject to federal income tax at regular corporate rates for such year and possibly for the four subsequent years. If this happens, we could be subject to potentially significant tax liabilities, and the amount of cash available for distribution to shareholders would be reduced and possibly eliminated, including dividends payable on the Series A Preferred Shares.

    See "Risk Factors" beginning on page 4 of the accompanying Prospectus for a discussion of factors that you should consider before you invest in the Series A Preferred Shares being sold with this Prospectus Supplement.

                                  THE OFFERING

Securities Offered................  1,500,000 shares of 9 3/4% Series A Cumulative
                                    Redeemable Preferred Shares of Beneficial Interest, $.01
                                    par value per share.

Price Per Share...................  $25.00.

Ranking...........................  With respect to the payment of dividends and amounts upon liquidation, the Series A Preferred Shares will
                                    rank senior to our common shares of beneficial interest
                                    ("Common Shares"), which are the only shares of
                                    beneficial interest of the Company currently
                                    outstanding. See "Description of the Series A Preferred
                                    Shares-- Series A Preferred Shares of Beneficial
                                    Interest--Dividends" and "--Liquidation Preference."

Use of Proceeds...................  We will use the net proceeds from the sale of the Series
                                    A Preferred Shares to reduce borrowings under our $150
                                    million unsecured revolving credit facility (the "Credit
                                    Facility"). See "Use of Proceeds."

Dividends.........................  Dividends on the Series A Preferred Shares are
                                    cumulative from the date of original issuance and are
                                    payable quarterly on the 1st day of each March, June,
                                    September and December, commencing on March 1, 1999, in
                                    the amount of $2.4375 per share each year (equivalent to
                                    9 3/4% of the $25.00 liquidation preference). The first
                                    dividend will cover the period from the date of issuance
                                    of the Series A Preferred Shares to March 1, 1999.
                                    Dividends on the Series A Preferred Shares will accrue
                                    whether or not we have earnings, whether or not we have
                                    funds legally available for the payment of such
                                    dividends and whether or not we declare such dividends.
                                    See "Description of the Series A Preferred Shares--
                                    Series A Preferred Shares of Beneficial
                                    Interest--Dividends."

Liquidation Preference............  The liquidation preference for each Series A Preferred
                                    Share is $25.00, plus an amount equal to all accrued and
                                    unpaid dividends to the date of payment. See
                                    "Description of the Series A Preferred Shares--Series A
                                    Preferred Shares of Beneficial Interest-- Liquidation
                                    Preference."

Redemption........................  Except in certain circumstances relating to the preservation of our status as a REIT (see "Description
                                    of Shares of Beneficial Interest--Restrictions on
                                    Transfer" in the accompanying Prospectus), we may not
                                    redeem the Series A Preferred Shares before December 16,
                                    2003. On and after December 16, 2003, at our option, we
                                    may redeem Series A Preferred Shares for cash, in whole
                                    or in part, by paying the holder $25.00 per share, plus
                                    all accrued and unpaid dividends thereon through the
                                    date fixed for redemption. The redemption price (other
                                    than the portion thereof consisting of accrued and
                                    unpaid dividends) will be payable solely out of the sale
                                    proceeds of our other shares of beneficial interest,
                                    which may include other series of preferred shares of
                                    beneficial interest, and from no other source. See
                                    "Description of the Series A

                                    Preferred Shares--Series A Preferred Shares of
                                    Beneficial Interest--Redemption."

Voting Rights.....................  As a holder of Series A Preferred Shares, you will generally have no voting rights. However, if we fail to
                                    pay dividends on any Series A Preferred Share for six or
                                    more quarterly periods, the number of trustees of the
                                    Company will increase by two. As a holder of Series A
                                    Preferred Shares, you will be entitled to vote,
                                    separately as a class with the holders of all other
                                    series of preferred shares of beneficial interest upon
                                    which like voting rights have been conferred and are
                                    exercisable, for the election of such two additional
                                    trustees to serve until we have fully paid all dividends
                                    accrued on the Series A Preferred Shares (or until we
                                    have declared such full dividends and set aside a
                                    sufficient sum for the payment thereof). See
                                    "Description of the Series A Preferred Shares-- Series A
                                    Preferred Shares of Beneficial Interest--Voting Rights."

Conversion........................  The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of
                                    Great Lakes REIT.

Ownership Restrictions............  Ownership by a person or certain groups of persons of more than 9.8% of any class or series of our shares of
                                    beneficial interest, including the Series A Preferred
                                    Shares, is restricted, among other reasons, in order to
                                    ensure that we preserve our status as a REIT for federal
                                    income tax purposes. See "Description of Shares of
                                    Beneficial Interest--Restrictions on Transfer" in the
                                    accompanying Prospectus.

Trading...........................  We have applied to list the Series A Preferred Shares on the NYSE under the symbol "GL PrA." If approved, trading
                                    of the Series A Preferred Shares is expected to commence
                                    on the NYSE within 30 days after the initial delivery of
                                    the Series A Preferred Shares.

                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                            AND PREFERENCE DIVIDENDS

    The following table sets forth our consolidated ratios of earnings to combined fixed charges and preference dividends for the periods shown:

NINE MONTHS ENDED     YEAR ENDED        YEAR ENDED       YEAR ENDED       YEAR ENDED       YEAR ENDED
  SEPTEMBER 30,      DECEMBER 31,      DECEMBER 31,     DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
      1998               1997              1996             1995             1994             1993
-----------------  -----------------  ---------------  ---------------  ---------------  ---------------
         2.40               3.63              2.12             2.32             3.10             6.40

    The ratios of earnings to combined fixed charges and preference dividends were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) before gains from sales of property and extraordinary items plus fixed charges. Fixed charges consist of interest expense (including interest costs capitalized), the amortization of debt issuance costs and rental expense deemed to represent interest expense. Great Lakes REIT did not have any preference dividend requirements at any time during the five-year period ended December 31, 1997 or during the nine-month period ended September 30, 1998.

                           FORWARD-LOOKING STATEMENTS

    Certain statements incorporated by reference or made in this Prospectus Supplement or the accompanying Prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. When we use the words "anticipate," "assume," "believe," "estimate," "expect," "intend," and other similar expressions in this Prospectus Supplement and in the accompanying Prospectus or in the documents incorporated by reference in this Prospectus Supplement and the accompanying Prospectus, they are generally intended to identify forward-looking statements. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect our actual results, performance or achievements. Factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the matters discussed under the heading "Risk Factors" beginning on page S-3 of this Prospectus Supplement and on page 4 of the accompanying Prospectus.

                                USE OF PROCEEDS

    We estimate that we will receive net proceeds from this offering of approximately $36.2 million, after deducting all anticipated issuance costs payable by the Company. We intend to contribute the net proceeds of the sale of the Series A Preferred Shares offered hereby to the Operating Partnership (as defined in the accompanying Prospectus) in exchange for an equal number of 9 3/4% Series A Cumulative Redeemable Preferred Limited Partnership Interests in the Operating Partnership. The Operating Partnership will use the net proceeds to reduce borrowings under the Credit Facility, which borrowings were used to finance property acquisitions and for general business purposes. As of December 15, 1998, outstanding indebtedness under the Credit Facility totaled approximately $120.6 million. The Credit Facility bears interest at LIBOR plus 1.00% to 1.45% (6.51% at November 30, 1998) and matures in April 2001.

                  DESCRIPTION OF THE SERIES A PREFERRED SHARES

    In addition to the information below, you should also read the information set forth under the caption "Description of Shares of Beneficial Interest--Preferred Shares" in the accompanying Prospectus before deciding whether to invest in the Series A Preferred Shares. However, if the terms set forth in this Prospectus Supplement differ from the terms set forth in the accompanying Prospectus, you should rely on the terms set forth in this Prospectus Supplement. The following summary of the terms of the Series A Preferred Shares does not purport to be complete and is qualified in its entirety by reference to the Declaration of Trust and the Articles Supplementary relating to the Series A Preferred Shares, copies of which have been filed with the Securities and Exchange Commission (the "Commission"). See "Where You Can Find More Information" in the accompanying Prospectus.

GENERAL

    We are authorized to issue up to 10,000,000 preferred shares of beneficial interest ("Preferred Shares") in one or more series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by Maryland law and as our Board of Trustees may set pursuant to our declaration of trust (the "Declaration of Trust"), without any further vote or action by our shareholders. See "Description of Shares of Beneficial Interest--Preferred Shares" in the accompanying Prospectus. The Series A Preferred Shares are a series of our Preferred Shares of Beneficial Interest.

    Our Board of Trustees has classified and designated 1,500,000 of our Preferred Shares as 9 3/4% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share. The following summary of the terms and provisions of the Series A Preferred Shares does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Declaration of Trust relating to the Preferred Shares and the Articles Supplementary relating to the Series A Preferred Shares (the "Articles Supplementary"), copies of each of which you may obtain from us.

    The transfer agent, registrar and dividend disbursing agent for the Series A Preferred Shares will be Gemisys Corporation, Englewood, Colorado.

SERIES A PREFERRED SHARES OF BENEFICIAL INTEREST

    DIVIDENDS. Holders of the Series A Preferred Shares will be entitled to receive, when and as declared by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 9 3/4% per annum of their $25.00 liquidation preference (equivalent to a fixed annual amount of $2.4375 per share). Such dividends will be cumulative from the date of original issue and will be payable quarterly in arrears on the 1st day of each March, June, September and December or, if such day is not a business day, the next succeeding business day (each, a "Dividend Payment Date"). The first dividend, which will be paid on March 1, 1999, will cover the period from the date of issuance of the Series A Preferred Shares to March 1, 1999. Such dividend and any dividend payable on the Series A Preferred Shares for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our share records at the close of business on the applicable record date, which will be the fifteenth day of the calendar month immediately preceding the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Trustees for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date"). The Series A Preferred Shares will rank senior to our Common Shares with respect to the payment of dividends.

    No dividends on the Series A Preferred Shares will be authorized by the Board of Trustees or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment will be restricted or prohibited by law.

    Notwithstanding the foregoing, dividends on the Series A Preferred Shares will accrue whether or not the terms and provisions of the Articles Supplementary at any time prohibit the current payment of dividends, whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series A Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable. Except as set forth in the next sentence, we will not declare or pay or set apart for payment any dividends on any shares or any other series of Preferred Shares ranking, as to dividends, on a parity with or junior to the Series A Preferred Shares (other than a dividend in our Common Shares or in any other class of shares of beneficial interest ranking junior to the Series A Preferred Shares as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred Shares for all past dividend periods and the then current dividend period. When dividends are not paid in full (and a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Shares and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Series A Preferred Shares, all dividends declared upon the Series A Preferred Shares, and any other series of Preferred Shares ranking on a parity as to dividends with the Series A Preferred Shares, will be declared on a proportionate basis so that the amount of dividends declared per share of the Series A Preferred Shares and such other series of Preferred Shares will in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Shares and such other series of Preferred Shares (which will not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred shares do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Shares that may be in arrears.

    Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Preferred Shares have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in Common Shares or other shares of beneficial interest ranking junior to the Series A Preferred Shares as to dividends and upon liquidation) will be declared or paid or set aside for payment nor will any other distribution be declared or made upon the Common Shares, or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation, nor will any Common Shares, or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other shares of beneficial interest of the Company ranking junior to the Series A Preferred Shares as to dividends and upon liquidation). Holders of Series A Preferred Shares will not be entitled to any dividend, whether payable in cash, property or shares of beneficial interest, in excess of full cumulative dividends on the Series A Preferred Shares as provided above. Any dividend payment made on the Series A Preferred Shares will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

    LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of Series A Preferred Shares are entitled to be paid, out of such assets of ours that are legally available for distribution to our shareholders, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of Common Shares or any other class or series of our shares of beneficial interest that ranks junior to the Series A Preferred Shares as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of our remaining assets. Written notice of any such liquidation, dissolution or winding up of the

Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances will be payable, will be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred Shares at the respective addresses of such holders as the same shall appear in the share transfer records of trust. If we consolidate or merge with or into any other corporation, trust or entity or if any other corporation, trust or other entity consolidates or merges with or into us, or if all or substantially all of our property or business is sold, leased or conveyed, we will not be deemed to have been liquidated, dissolved or wound up. If we are not the surviving entity of a consolidation, merger or otherwise, and the Series A Preferred Shares remain outstanding and are exchangeable for a security of the surviving entity with terms that are materially the same as the terms of the Series A Preferred Shares, then the occurrence of such event will not be deemed to materially or adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Shares. The Series A Preferred Shares will rank senior to the Common Shares with respect to payments upon liquidation. In determining whether a distribution (other than upon voluntary or involuntary liquidation) is permitted under Maryland law, amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series A Preferred Shares will not be added to the Company's total liabilities.

    REDEMPTION. The Series A Preferred Shares are not redeemable before December 16, 2003. However, in order to ensure that we remain a qualified REIT for federal income tax purposes, Series A Preferred Shares owned by a person or certain groups of persons in excess of the Aggregate Share Ownership Limit (as such term is defined in the accompanying Prospectus), as applicable, may be automatically transferred to a Charitable Trust (as such term is defined in the accompanying Prospectus). See "Description of Shares of Beneficial Interest--Restrictions on Transfer" in the accompanying Prospectus. On and after December 16, 2003, we may, at our option upon not less than 30 nor more than 60 days written notice, redeem Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except as provided below), without interest. The redemption price of the Series A Preferred Shares (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other shares of beneficial interest of the Company, which may include other series of Preferred Shares, and from no other source. For purposes of the preceding sentence, "shares of beneficial interest" means any equity securities (including Common Shares and Preferred Shares), shares, interest, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing. Holders of Series A Preferred Shares to be redeemed will be obligated to surrender such Series A Preferred Shares at the place designated in such notice and will be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any Series A Preferred Shares has been given and if we have set aside the funds necessary for such redemption in trust for the benefit of the holders of any Series A Preferred Shares so called for redemption, then from and after the redemption date, dividends will cease to accrue on such Series A Preferred Shares, such Series A Preferred Shares will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series A Preferred Shares are to be redeemed, the Series A Preferred Shares to be redeemed will be selected on a proportionate basis (as nearly as may be practicable without creating fractional shares) or by any other equitable method we choose.

    Unless full cumulative dividends on all Series A Preferred Shares will have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, we may not redeem any Series A Preferred Shares unless all outstanding Series A Preferred Shares are simultaneously redeemed in accordance with the preceding paragraph, and we may not purchase or otherwise acquire directly or indirectly any Series A Preferred Shares (except by exchange for shares of beneficial interest of the Company ranking junior to the Series A Preferred Shares as to dividends and upon liquidation); provided, however, that the foregoing will not prevent the purchase or acquisition of Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares.

    Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days before the redemption date. We will mail a similar notice, postage prepaid, not less than 30 nor more than 60 days before the redemption date, addressed to the respective holders of record of the Series A Preferred Shares to be redeemed at their respective addresses as they appear in our share transfer records. No failure to give such notice or any defect thereto or in the mailing thereof will affect the validity of the proceedings for the redemption of any Series A Preferred Shares, except as to the holder to whom notice was defective or not given. Each notice will state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series A Preferred Shares to be redeemed; (iv) the place or places where the Series A Preferred Shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series A Preferred Shares held by any holder is to be redeemed, the notice mailed to such holder will also specify the number of Series A Preferred Shares held by such holder to be redeemed.

    The holders of Series A Preferred Shares at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to such Series A Preferred Shares on the corresponding Dividend Payment Date notwithstanding the redemption thereof between such Dividend Record Date and the corresponding Dividend Payment Date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares with respect to which a redemption notice has been given.

    The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

    VOTING RIGHTS. Holders of the Series A Preferred Shares will not have any voting rights, except as set forth below.

    Whenever dividends on any Series A Preferred Shares are in arrears for six or more quarterly periods (a "Preferred Dividend Default"), the number of trustees of the Trust will increase by two and the holders of such Series A Preferred Shares (voting separately as a class with all other series of Preferred Shares ranking on a parity with the Series A Preferred Shares as to dividends or upon liquidation ("Parity Preferred") upon which like voting rights have been conferred and are exercisable), will be entitled to vote for the election of a total of two trustees of the Company (the "Preferred Shares Trustees") at a special meeting called by the holders of record of at least 20% of the Series A Preferred Shares or the holders of any other series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accrued on such Series A Preferred Shares for the past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

    If and when all accumulated dividends and the dividend for the then current dividend period on the Series A Preferred Shares have been paid in full or set aside for payment in full, the holders thereof will be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Shares Trustee so elected will terminate, and the number of trustees of the Trust will decrease by two. Any Preferred Shares Trustee may be removed at any time with or without cause by, and may not be removed otherwise than by, the vote of the holders of record of a majority of the outstanding Series A Preferred Shares when they have the voting rights described above (voting separately as a class with all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default continues, any vacancy in the office of a Preferred

Shares Trustee may be filled by written consent of the Preferred Shares Trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Shares when they have the voting rights described above (voting separately as a class with all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Shares Trustees will each be entitled to one vote per trustee on any matter.

    So long as any shares of Series A Preferred Shares remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking senior to the Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of beneficial interest of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Declaration of Trust or the Articles Supplementary, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares; provided, however, with respect to the occurrence of any Event set forth in (ii) above, so long as the Series A Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of the Series A Preferred Shares; and provided, further, that (a) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (b) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or before the time when the act with respect to which such vote would otherwise be required has been effected, all outstanding shares of Series A Preferred Shares have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect such redemption.

    CONVERSION. The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company.

    RESTRICTIONS ON OWNERSHIP. For information regarding restrictions on ownership of the Series A Preferred Shares, see "Description of Shares of Beneficial Interest--Restrictions on Transfer" in the accompanying Prospectus.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

DISTRIBUTIONS TO HOLDERS OF SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES.

    Distributions with respect to Series A Preferred Shares will be taxable as described under the headings "Federal Income Tax Considerations--Taxation of Taxable U.S. Shareholders," "--Taxation of Tax-Exempt Shareholders" and "--Taxation of Non-U.S. Shareholders" in the accompanying Prospectus.

SALE OR REDEMPTION OF SERIES A PREFERRED SHARES.

    On the sale of shares of the Series A Preferred Shares, gain or loss will be recognized by the holder in an amount equal to the difference between (i) the amount of cash and fair market value of any property received on such sale, and
(ii) the holder's adjusted basis in the Series A Preferred Shares. Such gain or loss will be capital gain or loss if the Series A Preferred Shares are held as capital assets, and will be long-term gain or loss if such shares are held for more than one year. See "Federal Income Tax Considerations--Taxation of Taxable U.S.

Shareholders--Sale or Other Disposition of Shares" in the accompanying Prospectus for a discussion of the effect of certain distributions on short term capital loss treatment for shares held six months or less.

    A redemption of the Series A Preferred Shares will be treated under Section 302 of the Code as a distribution that is taxable at ordinary income tax rates as a dividend (to the extent of current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale of the Series A Preferred Shares. The redemption will satisfy such tests if it (i) is "substantially disproportionate" with respect to the holder (which generally will not be the case if only the Series A Preferred Shares are redeemed, since they generally do not have voting rights), (ii) results in a "complete termination" of the holder's shares of beneficial interest in the Company, or (iii) is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of the Series A Preferred Shares depends upon the facts and circumstances at the time that the determination must be made, prospective investors are advised to consult their own tax advisors to determine such tax treatment.

    If a redemption of the Series A Preferred Shares is treated as a distribution that is taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the shareholder. The shareholder's adjusted tax basis in such redeemed Series A Preferred Shares will be transferred to the holder's remaining shareholdings in the Company. If, however, the shareholder has no remaining shareholdings in the Company, such basis could be transferred to a related person or it may be lost.

                                  UNDERWRITING

    Subject to the terms and conditions contained in the underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to A.G. Edwards & Sons, Inc., Wheat First Union, a division of Wheat First Securities, Inc. and EVEREN Securities, Inc. (the "Underwriters"), and each of the Underwriters has severally agreed to purchase from the Company, the number of Series A Preferred Shares set forth below opposite its respective name:

                                                                                                  NUMBER OF
                                                                                             SERIES A PREFERRED
                                       UNDERWRITER                                                 SHARES
-----------------------------------------------------------------------------------------  -----------------------
A.G. Edwards & Sons, Inc.................................................................            500,000
Wheat First Union, a division of Wheat First Securities, Inc.............................            500,000
EVEREN Securities, Inc...................................................................            500,000
                                                                                                    --------
        Total............................................................................          1,500,000
                                                                                                    --------
                                                                                                    --------

    Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered by the Underwriters hereby, if any are taken.

    The Company has been advised by the Underwriters that they propose to offer the Series A Preferred Shares to the public at the offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of $0.50 per share and that the Underwriters and such dealers may reallow a discount of not in excess of $0.25 per share to other dealers. The public offering price and the concession and discount to dealers may be changed after the offering.

    The Company and the Operating Partnership, jointly and severally, have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    Application has been made to list the Series A Preferred Shares on the NYSE under the symbol "GL PrA." If approved, trading of the Series A Preferred Shares on the NYSE is expected to commence within 30 days of initial delivery of the Series A Preferred Shares. Prior to the offering, there has been no public market for the Series A Preferred Shares. While the Underwriters have advised the Company that they intend to make a market in the Series A Preferred Shares prior to commencement of trading on the NYSE, they are under no obligation to do so and may discontinue market-making at any time without notice. No assurance can be given that a market for the Series A Preferred Shares will exist prior to commencement of trading or at any other time.

    The Underwriters have advised the Company that they do not intend to confirm sales to any account over which they exercise discretionary authority.

    In connection with the Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Series A Preferred Shares. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the Commission pursuant to which such persons may bid for or purchase Series A Preferred Shares for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Series A Preferred Shares in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Series A Preferred Shares in the open market following completion of the Offering to cover all or a portion of such short position. In addition, A.G. Edwards & Sons, Inc., on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or any selling group member participating in the Offering) for the account of the other Underwriters, the selling concession with respect to Series A Preferred Shares that are distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Series A Preferred Shares at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph are required and, if they are undertaken, they may be discontinued at any time.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude or any effect that the transactions described above may have on the price of the Series A Preferred Shares. None of the Underwriters or the Company makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Certain of the Underwriters and their affiliates have from time to time performed, and may continue to perform in the future, investment banking services for the Company, for which customary compensation has been received.

                                 LEGAL MATTERS

    Certain legal matters will be passed on for us by Jones, Day, Reavis & Pogue, Chicago, Illinois, and certain matters of Maryland law, including the validity of the Series A Preferred Shares offered hereby, will be passed on for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Jones, Day, Reavis & Pogue will rely on Ballard Spahr Andrews & Ingersoll, LLP as to certain matters of Maryland law. Certain legal matters relating to the Offering will be passed on for the Underwriters by Hunton & Williams, Richmond, Virginia.

                                   PROSPECTUS

                                  $300,000,000

                                GREAT LAKES REIT

       PREFERRED SHARES OF BENEFICIAL INTEREST, $.01 PAR VALUE PER SHARE
         COMMON SHARES OF BENEFICIAL INTEREST, $.01 PAR VALUE PER SHARE

                               ------------------

    We may offer to sell at one or more times, together or separately and in one or more series, up to $300,000,000 of our Preferred Shares and Common Shares. We will provide specific terms of the Securities that we may offer at any time in supplements to this Prospectus. You should read this Prospectus and any Prospectus Supplement carefully before you invest.

    The Common Shares are listed on the New York Stock Exchange under the symbol "GL." The Prospectus Supplement will also contain information, where applicable, as to any listing on a securities exchange of the Preferred Shares covered by such Prospectus Supplement.

    SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE SECURITIES BEING SOLD WITH THIS PROSPECTUS.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

               The date of this Prospectus is December 16, 1998.

                             ABOUT THIS PROSPECTUS

    This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "Commission") utilizing a "shelf" registration process. This Prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Under this "shelf" registration process, we may sell any combination of the common shares of beneficial interest ("Common Shares") and the preferred shares of beneficial interest ("Preferred Shares" and, together with the Common Shares, the "Securities") described in this Prospectus in one or more offerings up to a total dollar amount of $300,000,000. This Prospectus provides you with a general description of the Securities we may offer. Each time we offer to sell Securities, we will provide a supplement to this Prospectus (a "Prospectus Supplement") that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update, or change information contained in this Prospectus. You should read both this Prospectus and any Prospectus Supplement together with the additional information described below under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

    Great Lakes REIT files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document filed by us at the Commission's Public Reference Rooms, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates by writing the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The Common Shares are listed on the NYSE, and reports, proxy statements and other information concerning the Common Shares may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file with the Commission after the date of this Prospectus and prior to the termination of the offering of the Securities will automatically update and supersede this information. We incorporate by reference the Great Lakes REIT documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the Securities.

    The following documents that we previously filed with the Commission under the Exchange Act are hereby incorporated by reference in this Prospectus and will be deemed to be a part of this Prospectus:

    1.  Our Annual Report on Form 10-K for the year ended December 31, 1997;

    2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

    3. Our Current Report on Form 8-K/A dated February 6, 1998, filed with the Commission on February 20, 1998; our Current Report on Form 8-K dated April 17, 1998, filed with the Commission on April 20, 1998; our Current Report on Form 8-K dated April 21, 1998, filed with the Commission on April 24, 1998; our Current Report on Form 8-K dated May 22, 1998, filed with the Commission on June 4, 1998; our Current Report on Form 8-K/A dated June 18, 1998, filed with the Commission on June 19, 1998; our Current Report on Form 8-K/A dated July 24, 1998, filed with the Commission on

       July 24, 1998; and our Current Report on Form 8-K dated December 9, 1998, filed with the Commission on December 9, 1998.

    4. The description of the Common Shares set forth in our Registration Statement on Form 8-A filed with the Commission on July 16, 1998, including any amendment or report filed for the purpose of updating such description.

    5. The description of the 9 3/4% Series A Cumulative Redeemable Preferred Shares set forth in our Registration Statement on Form 8-A, filed with the Commission on December 16, 1998, including any amendment or report filed for the purpose of updating such description.

    You may request a copy of any and all of these filings, at no cost, by writing or telephoning us at: Great Lakes REIT, Richard L. Rasley, Executive Vice President, Co-General Counsel and Secretary, 823 Commerce Drive, Suite 300, Oak Brook, Illinois 60523, telephone number (630) 368-2900.

    You should rely only on the information incorporated by reference or provided in this Prospectus or any Prospectus Supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front of those documents.

                                  THE COMPANY

    IN 1996, WE ORGANIZED GREAT LAKES REIT, L.P. (THE "OPERATING PARTNERSHIP") AND SUBSEQUENTLY TRANSFERRED ALL OF THE PROPERTIES (AS DEFINED HEREIN) TO THE OPERATING PARTNERSHIP. AS THE SOLE GENERAL PARTNER OF THE OPERATING PARTNERSHIP, WE HAVE EXCLUSIVE POWER TO MANAGE AND CONDUCT THE BUSINESS OF THE OPERATING PARTNERSHIP, SUBJECT TO CERTAIN LIMITED EXCEPTIONS. ALTHOUGH THE COMPANY AND THE OPERATING PARTNERSHIP ARE SEPARATE ENTITIES, UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" REFER TO THE COMPANY, ITS PREDECESSOR AND THE OPERATING PARTNERSHIP, COLLECTIVELY.

    We are a fully integrated, self-administered and self-managed real estate company focused on acquiring, renovating, owning and operating suburban office and light industrial properties primarily located within a 500-mile radius of metropolitan Chicago (the "Midwest Region"). As of November 30, 1998, we owned and operated 40 properties (the "Properties") in the Chicago, Milwaukee, Minneapolis, Detroit, Columbus, Cincinnati and Denver areas (the "Current Markets"). The Properties primarily consist of Class A and Class B suburban office properties and range in size from 15,000 to 370,000 rentable square feet. The Company has elected to be treated for federal income tax purposes as a real estate investment trust ("REIT").

                                  RISK FACTORS

    An investment in the Securities involves various risks. You should carefully consider the following risk factors:

DEPENDENCE ON MARKET CONDITIONS IN THE MIDWEST REGION

    Of our Properties, 38 are located in the Midwest Region, including 19 located in the suburban Chicago, Illinois area. Like other real estate markets, these commercial real estate markets have experienced economic downturns in the past, and future declines could materially and adversely affect our operating results and our ability to make expected distributions to shareholders. Consequently, our financial performance and our ability to make distributions to shareholders are therefore dependent on the economic conditions in the Midwest Region, particularly in the Chicago area. Our revenues and the value of our Properties may be affected by a number of factors, including local economic conditions (which may be adversely affected by business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of or reduced demand for office, industrial or other competing commercial properties). There can be no assurance that the economies of the Midwest Region or the Chicago area will continue to grow or that any future growth will meet historical growth rates.

RISKS RELATED TO RETENTION OF TENANTS AND THE ABILITY TO RENT SPACE UPON LEASE
  EXPIRATIONS

    Our activities are subject to the risks that upon expiration, leases may not be renewed, the space may not be relet or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than the expired lease terms. Leases on a total of approximately 10.4%, 17.1% and 17.7% of the occupied rentable square feet of our Properties are scheduled to expire in 1999, 2000 and 2001, respectively. If we are unable to promptly renew leases for or relet all or a substantial portion of this space or if the rental rates upon such renewal or reletting are significantly lower than expected, our cash flow and ability to make distributions to shareholders would be adversely affected.

RISKS ASSOCIATED WITH THE RECENT ACQUISITION OF MANY OF THE PROPERTIES; LACK OF
  OPERATING HISTORY

    Substantially all of our Properties have been under our management for less than five years and 25 of our Properties have been acquired since January 1, 1996. Our most recently acquired properties may have characteristics or deficiencies unknown to us that may impact their value or revenue potential. We also cannot assure you that we will be able to effectively manage our most recently acquired Properties.

    As we acquire additional properties, we will be subject to risks associated with managing new properties, including lease-up and tenant retention. In addition, our ability to effectively manage our growth will require us to successfully integrate our new acquisitions into our existing management structure. We cannot assure you that we will be able to successfully integrate such properties or effectively manage additional properties, or that newly acquired properties will perform as expected.

REAL ESTATE FINANCING RISKS

    POTENTIAL ADVERSE EFFECT OF INCREASED LEVERAGE. Debt covenants in our credit facilities limit the amount of debt we can incur, but our declaration of trust and bylaws do not contain any such limitations. Because we do not have any debt incurrence restrictions in our declaration of trust or bylaws, we could increase the amount of outstanding indebtedness without the consent of our shareholders at any time. Increased leverage would magnify our exposure to the risks of indebtedness and interest rate fluctuation described below.

    POTENTIAL INABILITY TO REPAY OR REFINANCE INDEBTEDNESS AT MATURITY. We are subject to risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest and the risk that we will be unable to refinance any indebtedness or that the terms of any such refinancing will be less favorable than the terms of the expiring indebtedness.

    POTENTIAL ADVERSE EFFECT OF RISING INTEREST RATES ON OUR VARIABLE RATE
DEBT. Advances under our bank credit facility bear interest at variable rates and the indebtedness under certain existing mortgage notes are subject to periodic adjustments based on the then current market interest rates. In addition, we may incur other variable rate indebtedness in the future. Increases in interest rates on such indebtedness would increase our interest expense, which could adversely affect our cash flow and amounts available for distribution to shareholders.

REAL ESTATE INVESTMENT RISKS

    GENERAL REAL ESTATE OWNERSHIP RISKS. If our Properties do not generate revenues sufficient to meet our operating expenses, including debt service and capital expenditures, our cash flow and ability to pay distributions to shareholders will be adversely affected. The following factors, among others, may adversely affect the revenues generated by our Properties:

    - the economic climate, particularly in the markets where we operate;

    - local real estate conditions;

    - the perceptions of prospective tenants of the attractiveness of our Properties;

    - our ability to manage and maintain our Properties and secure and maintain adequate insurance; and

    - increased operating costs (including real estate taxes and utilities).

Real estate values and income from properties are also affected by such factors as applicable laws, including tax and environmental laws, interest rate levels and the availability of capital.

    DIFFICULTY OF SELLING PROPERTIES. Real estate can be hard to sell, especially if local economic conditions are poor. This may limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. In addition, federal tax laws limit our ability to sell properties that we have owned for fewer than four years, and this may affect our ability to sell properties without adversely affecting returns to our shareholders.

    IMPACT OF COMPETITION ON OCCUPANCY LEVELS AND RENTS CHARGED. Numerous office properties compete with our Properties in attracting tenants to lease space. Some of the competing properties may be newer, better located or owned by parties with greater financial resources than us. The number of competitive properties in a particular area could adversely affect both our ability to lease space in our Properties and the rents charged.

    POTENTIAL INCREASES IN CERTAIN TAXES AND REGULATORY COMPLIANCE
COSTS. Because increases in income, service or transfer taxes are generally not passed through to tenants under leases, such increases may adversely affect our cash flow and our ability to make distributions to our shareholders. Our Properties are also subject to various regulatory requirements, such as the federal law that requires all public accommodations and commercial facilities to meet certain federal requirements related to access and use by disabled persons, and state and local fire and life safety requirements. If we fail to comply with all applicable regulatory requirements, we may be fined by governmental authorities or face private lawsuits. We believe that our Properties currently comply with all such regulatory requirements. However, we cannot assure you that these requirements will not be changed or that new requirements will not be imposed that would require us to incur unanticipated costs that could adversely affect our cash flow and ability to make distributions to shareholders.

    POTENTIAL ADVERSE EFFECT OF FINANCIAL CONDITION AND SOLVENCY OF TENANTS ON OUR CASH FLOWS. At any time, one of our tenants may declare bankruptcy, which could result in rejection and termination of the tenant's lease and consequently cause a reduction in our cash flow available for distribution. Although we have not experienced material losses from tenant bankruptcies, we cannot assure you that tenants will not declare bankruptcy in the future, or, if any tenants do, that they will affirm their leases and continue to pay rent on time. In addition, a tenant may experience a downturn in its business that may weaken its financial condition and result in a failure to pay rent. If tenant leases are not affirmed following bankruptcy or if a tenant's financial condition weakens, our revenues and cash flows could be adversely affected.

RISKS OF ACQUISITION, RENOVATION AND DEVELOPMENT ACTIVITIES

    We intend to continue acquiring office properties and to renovate or expand our Properties from time to time using integrated acquisition, renovation and expansion policies. In addition to general investment risks associated with any new real estate investment and the risk that we will be unable to successfully integrate these policies, our acquisition, renovation and expansion policies are subject to the following risks:

    - our Properties may fail to perform to expectations;

    - estimates of renovation costs and costs of improvements to bring an acquired property up to market standards may not be accurate;

    - we may not be able to obtain governmental and other approvals for renovation and expansion projects;

    - we may abandon projects we have already begun to explore;

    - we may not be able to obtain financing with favorable terms for future acquisitions and renovations;

    - we may expand our business to new geographic markets with which we are not familiar, which could adversely affect our ability to acquire, develop, manage or lease properties in any new markets; and

    - changing market conditions, including competition from other purchasers of properties similar to ours, may diminish our opportunities for attractive acquisitions.

    We may also develop and construct office buildings and other commercial properties in accordance with our development policies. In March 1998, we announced our agreement to acquire a mid-sized office building being constructed in suburban Milwaukee. Our development activities are subject to the following risks:

    - we may abandon projects we have already begun to explore;

    - we may incur construction or reconstruction costs for a property that exceed our original estimates due to increased material, labor or other costs, which could make completion of the property uneconomical;

    - occupancy rates and rents at a newly completed development or redevelopment property may be lower than anticipated due to a number of factors, including market and economic conditions, and may not be sufficient to make the property profitable;

    - we may not be able to obtain financing with favorable terms for future development or redevelopment activities;

    - we may be unable to complete construction or reconstruction and lease-up of a property on schedule, resulting in increased debt service expense and construction and reconstruction costs; and

    - we may be unable to obtain, or there may be delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental approvals and authorizations.

In addition, new development activities typically require a substantial portion of management's time and attention.

DEPENDENCE ON KEY PERSONNEL

    We are dependent on the efforts of our executive officers, particularly Richard A. May, our Chief Executive Officer, Patrick R. Hunt, our President and Chief Operating Officer, Richard L. Rasley, our Executive Vice President, and Raymond M. Braun, our Senior Vice President-Acquisitions. Our operations, financial condition and results of operations may be adversely affected by the loss of their services.

FEDERAL INCOME TAX RISKS--FAILURE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST

    We believe that we have operated, and we intend to continue to operate in a manner that will allow us to qualify as a REIT under the federal income tax laws. Although we believe that we have been organized and our past and present operations qualify us as a REIT, we cannot assure you that this is true or that we will remain qualified as a REIT in the future. This is because qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations and involves the determination of various factual matters and circumstances not entirely within our control.

    If we fail to qualify as a REIT during a year, we will be subject to federal income tax at regular corporate rates for such year and possibly for the four subsequent years. In this event, we could be subject to potentially significant tax liabilities, and the amount of cash available for distribution to shareholders would be reduced and possibly eliminated. Even if we qualify as a REIT, we will be subject to certain federal, state and local taxes on our income and property. In addition, if, during the 10-year period beginning on the first day of the first taxable year for which we qualified as a REIT (the "Recognition Period"), we recognize gain on the disposition of any asset held by us as of the beginning of the Recognition Period, we generally will be subject to tax at the regular corporate rate (currently 35%) on such gain.

POSSIBLE ADVERSE EFFECT OF REIT DISTRIBUTION REQUIREMENTS

    To maintain our status as a REIT for federal income tax purposes, we generally are required each year to distribute to our shareholders at least 95% of our taxable income. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions made by us with respect to any calendar year are less than the sum of 85% of our ordinary income for such year plus 95% of our capital gain net income for such year plus 100% of our undistributed income from prior taxable years.

    We intend to continue to make distributions to our shareholders to comply with the 95% distribution requirement of the Internal Revenue Code and to avoid the nondeductible excise tax described above. We anticipate that cash flow from operations, including our share of distributions from the Operating Partnership, will allow us to pay our operating expenses and meet the distribution requirements of a REIT, but we cannot assure you that this will be the case. In addition, differences in timing between the actual receipt of income and the actual payment of expenses and the inclusion of such income and the deduction of such expenses in arriving at our taxable income could leave us without sufficient cash to allow us to meet the REIT distribution requirements. If the Internal Revenue Service were to determine that we had failed to comply with the 95% distribution requirement for any taxable year, including any previous year, we might be able to correct that failure by paying "deficiency dividends" to our shareholders, as well as interest to the IRS, in a later taxable year. We may not have enough cash to pay such "deficiency dividends." Accordingly, we could be required to borrow funds or sell Properties on unfavorable terms. The requirement to distribute a substantial portion of our taxable income could also cause us to have to distribute amounts that would otherwise be spent on future acquisitions, unanticipated capital expenditures or repayment of debt, which would require additional borrowings or sales of assets to fund the costs of such items and could restrict our ability to expand at the same pace as we have in the past or at a rate necessary to remain competitive.

POSSIBLE ADVERSE EFFECT OF FAILURE OF OPERATING PARTNERSHIP TO QUALIFY AS A
  PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES

    We believe that the Operating Partnership has been organized as a partnership and qualifies for treatment as such for federal income tax purposes. Were the Operating Partnership instead taxable as a corporation, we would cease to qualify as a REIT because of our inability to satisfy the REIT gross income and asset tests, and the Operating Partnership would be subject to federal income tax (including any applicable minimum tax) on its taxable income at regular corporate rates. If the Operating Partnership was forced to pay a corporate tax, the amount of cash available for distribution to us and our shareholders would be reduced.

POSSIBLE ANTI-TAKEOVER EFFECTS OF MARYLAND LAW AND OUR DECLARATION OF TRUST AND
  BYLAWS

    Certain provisions of our declaration of trust and bylaws may have the effect of delaying, deferring or preventing a third party from making an acquisition proposal for us and may therefor inhibit a change in control. For example, such provisions may deter tender offers for our shares of beneficial interest, which offers may be attractive to our shareholders, or deter purchases of large blocks of our shares of beneficial interest, thereby limiting the opportunity for shareholders to receive a premium for their shares over then-prevailing market prices.

    The business combination provisions and (if the exemption in our bylaws referred to below is amended) the control share acquisition provisions of Maryland law that are applicable to us and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or change in control that might involve a premium price for holders of our shares of beneficial interest or otherwise be in their best interest.

    CLASSIFIED BOARD OF TRUSTEES. Our declaration of trust authorizes us to have a Board of Trustees with three classes, each class of trustees serving staggered three-year terms. Although we currently have no intention of implementing a classified Board of Trustees, our Board of Trustees has the discretion to do so. A classified Board of Trustees could delay, defer or prevent a transaction or change in control that might involve a premium price for holders of our shares of beneficial interest or otherwise be in their best interest.

    BUSINESS COMBINATIONS. Under Maryland law, certain "business combinations" (including a merger, consolidation, share exchange or certain asset transfers or issuances or reclassifications of securities) between us and any person who beneficially owns ten percent or more of the voting power of our shares or an affiliate of ours who, at any time within the two-year period prior to the date in question, beneficially owned ten percent of the voting power of our then-outstanding voting shares (an "Interested Shareholder"), or an affiliate of such an Interested Shareholder, are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination generally must be recommended by our Board of Trustees and approved by two super-majority votes of our shareholders. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by resolution of our Board of Trustees prior to the time that the Interested Shareholder becomes an Interested Shareholder.

    CONTROL SHARE ACQUISITIONS. Maryland law provides that "control shares" of our company that are acquired in a "control share acquisition" have no voting rights except to the extent approved by two-thirds of the votes of our shareholders entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, our officers or our trustees who are also employed by us. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of beneficial interest. Our Board of Trustees may in the future amend or eliminate this provision.

POSSIBLE ADVERSE EFFECT OF LOSSES NOT COVERED BY INSURANCE

    We carry comprehensive liability, fire, extended coverage and rental loss insurance covering all of our Properties, with policy specifications and insured limits that we believe are adequate and appropriate under the circumstances. There are, however, certain types of losses that are not generally insured because it is not economically feasible to insure against such losses. Should an uninsured loss or a loss in excess of insured limits occur, we could lose our capital invested in the property, as well as the anticipated future revenue from the property and, in the case of debt with recourse to us, would remain obligated for any mortgage debt or other financial obligation related to the property. We would be adversely affected by any such loss.

POTENTIAL LIABILITY FOR ENVIRONMENTAL CONTAMINATION

    Under various federal, state and local environmental laws, a current or previous owner or operator of real estate may be required (often regardless of knowledge or responsibility) to investigate and remediate the effects of hazardous or toxic substances or petroleum product releases at its properties, and may be held liable to a governmental entity or to third parties for property damage and for investigation and remediation costs incurred by them in connection with the contamination. These costs could be substantial. The presence of such substances (or the failure to properly remediate the contamination) may materially and adversely affect the owner's ability to borrow against, sell or rent the affected property. In addition, certain environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs in connection with the contamination.

    All of our Properties have been subjected to a Phase I or similar environmental assessment (which generally does not involve invasive techniques such as soil or ground water sampling). These assessments have not revealed any environmental conditions that we believe will have a material adverse effect on our business, assets, financial condition or results of operations. We are not aware of any other environmental conditions that would have such a material adverse effect.

    We cannot assure you that:

    - the environmental assessments identified all potential environmental liabilities;

    - no prior owner created any material environmental condition not known to us or the consultants who prepared the assessments;

    - no environmental liabilities have developed since such environmental assessments were prepared;

    - the condition of the land or operations in the vicinity of our properties (such as the presence of underground storage tanks) will not affect the environmental condition of such communities; or

    - future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in the imposition of environmental liability.

POSSIBLE ADVERSE EFFECT OF MARKET INTEREST RATES ON PRICES OF SECURITIES

    One of the factors that will influence the market price of our Securities in public markets will be the distribution rate on our Securities. To the extent distribution rates do not increase sufficiently in response to increasing market interest rates, such an increase in interest rates may adversely affect the market price of our Securities.

                                USE OF PROCEEDS

    Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds from any sale of the Securities will be used for the acquisition and development of additional office properties, as suitable opportunities arise, for the repayment of certain outstanding indebtedness at such time, for capital improvements to property, and for working capital and other general business purposes.

                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                            AND PREFERENCE DIVIDENDS

    The Company's ratio of earnings to combined fixed charges and preference dividends for the nine months ended September 30, 1998 was 2.40 and for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 was 3.63, 2.12, 2.32,
3.10 and 6.40, respectively.

    The ratios of earnings to combined fixed charges and preference dividends were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) before gains from sales of property and extraordinary items plus fixed charges. Fixed charges consist of interest expense (including interest costs capitalized), the amortization of debt issuance costs and rental expense deemed to represent interest expense. The Company did not have any preference dividend requirements at any time during the five-year period ended December 31, 1997 or during the nine months ended September 30, 1998.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

    The following is a summary of the terms of the shares of beneficial interest in the Company. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's declaration of trust, as amended (the "Declaration of Trust"), and bylaws (the "Bylaws"), copies of which are exhibits to the registration statement of which this Prospectus forms a part.

GENERAL

    The Declaration of Trust authorizes the issuance of up to 70,000,000 shares of beneficial interest in the Company, of which 60,000,000 are Common Shares and 10,000,000 are Preferred Shares. As of December 15, 1998, 16,752,925 Common Shares were issued and outstanding and no Preferred Shares were issued and outstanding.

COMMON SHARES

    All Common Shares offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of beneficial interest and to the provisions of the Declaration of Trust regarding the restriction of the transfer of shares of beneficial interest, holders of Common Shares are entitled to receive dividends on such shares if, as and when authorized and declared by the Board of Trustees of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Company.

    Subject to the provisions of the Declaration of Trust regarding the restriction of the transfer of shares of beneficial interest, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election and the holders of the remaining shares will not be able to elect any trustees.

    Holders of Common Shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, Common Shares will have equal dividend, liquidation and other rights.

    Under the Maryland REIT Law, a Maryland real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the trust's Declaration of Trust. The Declaration of Trust provides for approval in such situations by a majority of all of the votes entitled to be cast on the matter. Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. The Company's Declaration of Trust permits such action by the Board of Trustees.

    The Declaration of Trust authorizes the Board of Trustees to reclassify any unissued Common Shares into other classes or series of classes of beneficial interest and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

PREFERRED SHARES

    The Declaration of Trust authorizes the Board of Trustees to classify any unissued Preferred Shares and to reclassify any previously classified but unissued Preferred Shares of any series from time to time, in one or more series, as authorized by the Board of Trustees. Prior to issuance of shares of each series, the Board of Trustees is required by the Maryland REIT Law and the Declaration of Trust of the Company to set, subject to the provisions of the Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the Board could authorize the issuance of Preferred Shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for holders of Common Shares or otherwise be in their best interest.

POWER TO ISSUE ADDITIONAL COMMON SHARES AND PREFERRED SHARES

    The Company believes that the power of the Board of Trustees to issue additional authorized but unissued Common Shares or Preferred Shares and to classify or reclassify unissued Common or Preferred Shares and thereafter to cause the Company to issue such classified or reclassified shares of beneficial interest will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the Common Shares, will be available for issuance without further action by the Company's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board of Trustees has no intention at the present time of doing so, it could authorize the Company to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Shares or otherwise be in their best interest.

RESTRICTIONS ON TRANSFER

    For the Company to qualify as a REIT under the Code, its shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% in value of the outstanding shares of beneficial interest may be owned, actually or constructively (under the applicable attribution rules of the Code), by five or fewer individuals (as defined in the Code to include certain tax-exempt entities other than, in general, qualified domestic pension plans) at any time during the last half of any taxable year of the Company (other than the first year for which an election to be a REIT has been made). For taxable years of the Company beginning on and after January 1, 1998, however, the Company's failure to satisfy this requirement that the Company not be "closely held" will no longer result in the Company's disqualification as a REIT so long as the Company has otherwise complied with the requirements under the Code and the applicable Treasury Regulations for ascertaining the actual ownership of its outstanding shares of beneficial interest and maintaining records of such ownership, and the Company did not know, and would not have known by exercising reasonable diligence, that it actually failed to satisfy the requirement.

    The Declaration of Trust, subject to certain exceptions, contains certain restrictions on the number of shares of beneficial interest of the Company that a person may own. The Declaration of Trust prohibits any person from acquiring or holding, actually or constructively, in excess of, in the case of Common Shares, 9.8% of the total number of outstanding Common Shares and, in the case of any class or series of Preferred Shares, 9.8% of the total number of outstanding shares of such class or series of Preferred Shares (the "Aggregate Share Ownership Limit"). For purposes of the Declaration of Trust, the term "Equity Shares" means all shares of beneficial interest of the Company that are either Common Shares or Preferred Shares.

    The Company's Board of Trustees, in its sole discretion, may exempt a person from the Aggregate Share Ownership Limit (an "Excepted Holder"). However, the Board of Trustees may not grant such an exemption to any person whose actual or constructive ownership of Equity Shares in excess of the Aggregate Share Ownership Limit would result in the Company being "closely held" within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT. In order to be considered by the Board of Trustees as an Excepted Holder, a person also must not own, actually or constructively, an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to own, actually or constructively, more than a 9.8% interest in such a tenant. The person seeking an exemption must represent to the satisfaction of the Board of Trustees that it will not violate the two aforementioned restrictions. The person also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the Equity Shares causing such violation to the Charitable Trust (as defined below). The Board of Trustees may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in its sole discretion, in order to determine or ensure the Company's status as a REIT.

    The Declaration of Trust further prohibits (a) any person from beneficially or constructively owning Equity Shares that would result in the Company being "closely held" under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT and (b) any person from transferring Equity Shares if such transfer would result in Equity Shares being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of Equity Shares that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned Equity Shares that resulted in a transfer of such Equity Shares to the Charitable Trust, is required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of the Company to continue to qualify as a REIT.

    If any transfer of Equity Shares occurs that, if effective, would result in any person beneficially or constructively owning Equity Shares in excess or in violation of the above transfer or ownership limitations (a "Prohibited Owner"), then that number of Equity Shares the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) will be automatically transferred to a trust (the "Charitable Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the Prohibited Owner will not acquire any rights in such shares. Such automatic transfer will be deemed to be effective as of the close of business on the Business Day (as defined in the Declaration of Trust) prior to the date of such violative transfer. Equity Shares held in the Charitable Trust will be issued and outstanding Equity Shares. The Prohibited Owner will not benefit economically from ownership of any Equity Shares held in the Charitable Trust, will have no rights to dividends and will not possess any rights to vote or other rights attributable to the Equity Shares held in the Charitable Trust. The trustee of the Charitable Trust (the "Charitable Trustee") will have all voting rights and rights to dividends or other distributions with respect to Equity Shares held in the Charitable Trust, which rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Company that Equity Shares have been transferred to the Charitable Trustee will be paid by the recipient of such dividend or distribution to the Charitable Trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the Charitable Trustee. Any dividend or distribution so paid to the Charitable Trustee will be held in trust for the Charitable Beneficiary. The Prohibited Owner will have no voting rights with respect to Equity Shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that such Equity Shares have been transferred to the Company, the Charitable Trustee will have the authority (at the Charitable Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Company that such shares have been transferred to the Charitable Trust and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary. However, if the Company has already taken irreversible trust action, then the Charitable Trustee will not have the authority to rescind and recast such vote.

    Within 20 days of receiving notice from the Company that Equity Shares have been transferred to the Charitable Trust, the Charitable Trustee will sell the Equity Shares held in the Charitable Trust to a person, designated by the Charitable Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the Declaration of Trust. Upon such sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Charitable Trustee will distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows. The Prohibited Owner will receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the Declaration of Trust) of such shares on the day of the event causing the shares to be held in the Charitable Trust and (ii) the price per share received by the Charitable Trustee from the sale or other disposition of the shares held in the Charitable Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner will be paid immediately to the Charitable Beneficiary. If, prior to the discovery by the Company that Equity Shares have been transferred to the Charitable Trust, such shares are sold by a Prohibited Owner, then (i) such shares will be deemed to have been sold on behalf of the Company and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess will be paid to the Charitable Trustee upon demand.

    In addition, Equity Shares held in the Charitable Trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company will have the right to accept such offer until the Charitable Trustee has sold the Equity Shares held in the Charitable Trust. Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares sold will terminate and the Charitable Trustee will distribute the net proceeds of the sale to the Prohibited Owner.

    All certificates evidencing Equity Shares will bear a legend referring to the restrictions described above.

    Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of the Company's shares of beneficial interest, including Common Shares, within 30 days after the end of each taxable year, is required to give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest of the Company that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner will provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such beneficial ownership on the Company's status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit. In addition, each shareholder will upon demand be required to provide to the Company such information as the Company may request, in good faith, in order to determine the Company's status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

    These ownership limits could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for shares of beneficial interest of the Company or otherwise be in the best interests of the shareholders.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Securities is Gemisys Corporation, Englewood, Colorado.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of the taxation of the Company and the material federal income tax considerations that may be relevant to a prospective holder of Securities is for general information only and does not constitute tax advice. The summary sets forth the federal income tax consequences that are likely to be material to a holder of Securities and has been prepared by Jones, Day, Reavis & Pogue, special counsel to the Company.

    The tax treatment of a holder of Securities will vary depending upon the holder's particular situation, and the discussion contained herein does not purport to address all aspects of federal income taxation that may be relevant to particular holders in light of their personal investment or tax circumstances, or to certain types of holders (including insurance companies, tax-exempt entities, financial institutions, broker-dealers in securities or currencies or persons that hold Securities that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction) subject to special treatment under the federal income tax laws. The discussion further assumes that Securities will be held as capital assets by the holders thereof. Moreover, the discussion below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to a prospective holder of Securities.

    The statements in this discussion and the opinion of Jones, Day, Reavis & Pogue set forth below are based on the provisions of the Code, existing, temporary, and proposed Treasury Regulations promulgated thereunder, the legislative history of the Code, administrative rulings and practices of the Internal Revenue Service (the "IRS"), and judicial decisions, all as in effect on December 15, 1998. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to transactions entered into or contemplated prior to the effective date of such changes.

    In order to convert the Company's predecessor, Great Lakes REIT, Inc. (the "Corporation") from a Maryland corporation to a Maryland real estate investment trust, the Corporation was merged with and into the Company on July 27, 1998, with the Company being the surviving entity in the merger (the "Merger"). As used in this section "Federal Income Tax Considerations," the term "Company" does not include the Operating Partnership. Unless the context otherwise specifically indicates, however, all references to the term "Company" in the balance of this section are intended to include a reference to the Corporation as it existed prior to the effective time of the Merger.

    If the Company offers one or more series of Preferred Shares, there may be tax consequences for the holders of such Preferred Shares not discussed herein. For a discussion of any such additional consequences, refer to the applicable Prospectus Supplement.

    PROSPECTIVE PURCHASERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

GENERAL

    The Company elected to be taxed as a REIT commencing with its taxable year ended December 31, 1993, and the Company believes that, commencing with its taxable year ended December 31, 1993, it has been organized and has operated in such a manner so as to qualify for taxation as a REIT under Sections 856 through 860 of the Code and the applicable Treasury Regulations promulgated thereunder, which together set forth the requirements for qualifying as a REIT. The Company intends to remain organized and to continue to operate in such a manner so as to qualify for taxation as a REIT for federal income tax purposes in the future, but no assurance can be given that the Company has so qualified or that the Company will be able to remain so qualified.

    The Code sections and Treasury Regulations relating to the federal income tax treatment of REITs and their shareholders are highly technical and complex. The following discussion sets forth only the material aspects of those provisions. This summary is qualified in its entirety by the applicable Code sections, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof.

    The Taxpayer Relief Act of 1997 (the "1997 Act") made certain changes to the Code sections governing the federal income taxation of REITs and their shareholders, which are generally effective for the Company's taxable years beginning on and after January 1, 1998. In addition, the IRS Restructuring and Reform Act of 1998 (the "1998 Act") made other changes to the Code that may affect the federal income taxation of certain types of REITs and their shareholders, which provisions have various effective dates. Some of these changes may be material to a holder of Securities and are discussed below.

    Jones, Day, Reavis & Pogue has acted as special counsel to the Company in connection with the preparation of this Prospectus. In the opinion of Jones, Day, Reavis & Pogue, commencing with the Company's taxable year ended December 31, 1993, the Company (as the successor in interest to the Corporation pursuant to the Merger) has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company's current and proposed organization and method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its current and subsequent taxable years. Investors should be aware, however, that opinions of counsel are not binding upon the IRS or any court. It must also be emphasized that the opinion of Jones, Day, Reavis & Pogue is based upon various assumptions and certain representations made by the Company as to factual matters relating to the organization and operation of the Company and the Operating Partnership and to their business and properties as set forth in this Prospectus and in the documents incorporated herein by reference. Moreover, the Company's continued qualification and taxation as a REIT depend upon the Company's continuing ability to meet (through, among other things, actual annual operating results, asset ownership, distribution levels and diversity of ownership of its shares of beneficial interest) the various qualification tests imposed by the Code discussed below. Jones, Day, Reavis & Pogue will not review the Company's compliance with these tests on an ongoing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy the requirements for qualification and taxation as a REIT. See "--Failure to Qualify."

TAXATION OF THE COMPANY

    As a REIT, the Company generally is not subject to federal corporate income tax on that portion of its net income that it currently distributes to its shareholders. This treatment substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the shareholder level) that generally results from an investment in a regular corporation (including a state law real estate investment or business trust taxable as a corporation for federal income tax purposes). Even if, however, the Company continues to qualify for taxation as a REIT, it will be subject to federal income tax in certain circumstances as follows.

    - The Company will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains.

    - Under certain circumstances, the Company may be subject to the corporate "alternative minimum tax" on its items of tax preference, if any.

    - If the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, the Company will be subject to tax on such income at the highest regular corporate rate.

    - If the Company has net income from "prohibited transactions" (which are, in general, certain sales or other disposition of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax.

    - If the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, the Company will be subject to a 100% tax on an amount equal to (i) the gross income attributable to the greater of the amount by which the Company failed the 75% or the 95% test, multiplied by (ii) a fraction intended to reflect the Company's profitability.

    - If the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

    - If, during the 10-year period (the "Recognition Period") beginning on the first day of the first taxable year for which the Company qualified as a REIT, the Company recognizes gain on the disposition of any asset held by the Company as of the beginning of the Recognition Period, then, to the extent of the excess of (i) the fair market value of such asset as of the beginning of the Recognition Period, over (ii) the Company's adjusted tax basis in such asset as of the beginning of such Recognition Period (the "Built-In Gain"), such gain will be subject to tax at the highest regular corporate rate; provided, however, that the Company shall not be subject to tax on recognized Built-In Gain with respect to assets held as of the first day of the Recognition Period to the extent that the aggregate amount of such recognized Built-In Gain exceeds the net aggregate amount of the Company's unrealized Built-In Gain (i.e., aggregate unrealized gains less aggregate unrealized losses) with respect to such assets as of the first day of the Recognition Period.

    - If the Company acquires any asset from any corporation that is or has been a C Corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the tax basis of the asset in the hands of the Company is determined by reference to the adjusted tax basis of the asset (or any other property) in the hands of the C corporation, and the Company subsequently recognizes gain on the disposition of such asset during the Recognition Period beginning on the date on which the asset was acquired by the Company, then the Built-In Gain with respect to such asset will be subject to tax at the highest regular corporate rate.

REQUIREMENTS FOR QUALIFICATION

    ORGANIZATIONAL REQUIREMENTS. The Code defines a REIT as a corporation, trust, or association (i) that is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for compliance with Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain special provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) at any time during the last half of each taxable year of such entity, not more than 50% in value of the outstanding stock or shares of beneficial interest of which is owned, actually or constructively (under the applicable attribution rules of the Code), by or for five or fewer individuals (as defined in the Code to include certain tax-exempt entities other than, in general, qualified domestic pension funds);
(vii) that complied, for its taxable years beginning on or prior to August 5, 1997, with certain record keeping requirements of the Code and the Treasury Regulations promulgated thereunder; and (viii) that meets certain other tests, described below, regarding the nature of its gross income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. As a result of changes made by the 1997 Act, for taxable years of the Company beginning on or after January 1, 1998, the Company will be treated as having satisfied condition (vi) so long as it has otherwise complied with the requirements under the Code and the applicable Treasury Regulations for ascertaining the actual ownership of its outstanding shares of beneficial interest and maintaining records of such ownership, and the Company did not know, and would not have known by exercising reasonable diligence, that it actually failed to meet the condition.

    The Company believes that it has satisfied the conditions set forth above for each of its taxable years commencing with the taxable year ended December 31, 1993, and that it will continue to do so. With respect to the share ownership requirements described in (v) and (vi) above, the Declaration of Trust provides for restrictions on the ownership and transfer of Common Shares and Preferred Shares that are intended to assist the Company in continuing to satisfy these requirements. Such ownership and transfer restrictions are described above under the heading "Description of Shares of Beneficial Interest--Restrictions on Transfer." It should be emphasized, however, that the ownership and transfer restrictions in the Corporation's Charter, prior to its amendment and restatement in September 1997, and the ownership and transfer restrictions in the Corporation's Bylaws did not ensure that the Corporation in fact satisfied the share ownership requirements described above for its taxable years commencing prior to January 1, 1998, primarily because the provisions in the Charter did not operate automatically to void any attempted transfer, acquisition or ownership of shares of the Corporation's stock that would result in the disqualification of the Corporation as a REIT but instead required the Corporation's Board of Directors to take action to prohibit or deem to be null and void any such attempted transfer, acquisition or ownership of such shares or to purchase or redeem any such shares. Particularly after the shares of common stock of the Corporation became publicly traded, the Board of Directors of the Corporation may not have become aware of attempted transfers, acquisitions or ownership of common stock of the Corporation that would have caused the Corporation to fail to qualify as a REIT. Moreover, the restrictions on ownership and transferability contained in the Corporation's Bylaws may not be enforceable against holders of common stock of the Corporation (which shares of common stock were subsequently converted into Common Shares pursuant to the Merger) who became holders prior to the time that the restrictions were added to the Corporation's Bylaws in February 1997. If the Corporation failed to satisfy the share ownership requirements for any of its taxable years commencing prior to January 1, 1998, the status of the Corporation, and thus the Company as the successor in interest to the Corporation pursuant to the Merger, as a REIT would have terminated, and the Corporation would not have been able to prevent such termination. See "--Failure to Qualify."

    QUALIFIED REIT SUBSIDIARIES. The Company has a number of wholly owned subsidiaries. Section 856(i) of the Code provides that a corporation that is a "qualified REIT subsidiary" will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" will be treated as assets, liabilities and items (as the case may be) of the REIT. Thus, in applying the requirements for REIT qualification described herein, the Company's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as assets, liabilities and items (as the case may be) of the Company. The Company believes that all of its wholly owned subsidiaries are "qualified REIT subsidiaries."

    OWNERSHIP OF PARTNERSHIP INTERESTS. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such proportionate share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Accordingly, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership and any other partnership or limited liability company in which the Company may be a direct or indirect partner or member in the future will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements for REIT qualification described herein, provided that the Operating Partnership and any other such partnerships or limited liability companies are treated as partnerships for federal income tax purposes. See "--Partnership Classification." The Company has direct control of the Operating Partnership and has operated, and will continue to operate, it in a manner consistent with the requirements for qualification as a REIT. Actions taken by partnerships or limited liability companies in which the Company may own, directly or indirectly, an interest in the future could affect the Company's ability to satisfy the REIT gross income and asset tests and the determination of whether the Company has net income from "prohibited transactions."

    GROSS INCOME TESTS. To maintain its qualification as a REIT, the Company must satisfy two gross income requirements annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating directly to real property or mortgages on real property (including "rents from real property," which term generally includes expenses of the Company that are paid or reimbursed by tenants, and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments and from (i) dividends, (ii) interest, (iii) gain from the sale or other disposition of stock or securities, (iv) for taxable years of the Company beginning on or after January 1, 1998, amounts received with respect to certain hedging instruments that reduce interest rate risk associated with indebtedness of the Company, or (v) any combination of the foregoing. For taxable years of the Company ended on or before December 31, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain from the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must have represented less than 30% of the Company's gross income (including gross income from prohibited transactions) for each such taxable year. The 1997 Act eliminated this 30% test for the Company's taxable years beginning on or after January 1, 1998.

    For purposes of satisfying the 75% and 95% gross income tests described above, rents received by the Company from a tenant will qualify as "rents from real property" only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits derived by any person from such property. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or an actual or constructive owner of 10% or more of the Company, actually or constructively owns a 10% or greater interest in such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to the tenants of such property (subject to a 1% de minimis exception described below), other than through an independent contractor that is adequately compensated and from whom the REIT derives no revenue. The Company may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property.

    As a result of changes made by the 1997 Act, if, for taxable years of the Company beginning on or after January 1, 1998, the Company provides services to a tenant, or otherwise in relation to the management of the property, that are not usually or customarily provided in connection with the rental of space for occupancy only ("impermissible tenant services"), amounts received or accrued by the Company for any such services will not be treated as "rents from real property" for purposes of the REIT gross income tests. However, the provision of such impermissible tenant services will not cause other amounts received with respect to the same property to fail to be treated as "rents from real property" unless the amounts received or accrued in respect of the impermissible tenant services for any taxable year exceed 1% of all amounts received or accrued, directly or indirectly, by the Company during such taxable year with respect to that property. Under the literal wording of Section 856 of the Code, if the 1% threshold is exceeded, no amount received or accrued by the Company with respect to the property will qualify as "rents from real property," even if the impermissible tenant services are provided to some, but not all, of the tenants of the property. For purposes of applying this de minimis rule, the amount that the Company will be treated as having received or accrued for providing impermissible tenant services may not be less than 150% of the Company's direct cost of providing the services.

    The Company has represented that it has not and will not in the future (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant (unless the

Board of Trustees determines in its discretion that the rent received from such Related Party Tenant is not material and will not jeopardize the Company's status as a REIT), or (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease).

    As noted above, the Declaration of Trust provides for restrictions on the ownership and transfer of the Company's shares of beneficial interest that are intended, in part, to assist the Company in satisfying the 75% and 95% gross income tests described above by prohibiting owners of equity interests in a Related Party Tenant from owning shares of beneficial interest of the Company if such share ownership would jeopardize the Company's status as a REIT. Prior to the amendment and restatement of the Corporation's Charter in September 1997, the provisions of the Charter restricting ownership and transfer of the Corporation's stock, however, did not operate automatically to prohibit the ownership of shares of the Corporation's stock that would result in the disqualification of the Corporation as a REIT, but instead required the Board of Directors to take action to prohibit or deem to be null and void any such ownership of shares of stock or to purchase or redeem any such shares. Although the Company believes that it has not in the past and does not currently rent any property to a Related Party Tenant, there can be no assurance that, prior to its taxable year commencing on January 1, 1998, the Corporation's Board of Directors would have become aware of ownership of stock by persons whose ownership of interests in Related Party Tenants could have jeopardized the status of the Corporation, and thus the Company as the successor in interest to the Corporation pursuant to the Merger, as a REIT. Moreover, the restrictions on ownership and transfer contained in the Corporation's Bylaws were adopted in 1997 and may not be enforceable against holders of common stock of the Corporation (which shares of common stock were subsequently converted into Common Shares pursuant to the Merger) who acquired such shares prior to the adoption of these provisions of the Corporation's Bylaws.

    The Company has performed and will in the future perform certain services with respect to the Properties for certain of its tenants. The Company believes that the services it provides to tenants are usually and customarily rendered in the geographic market of the Properties in connection with the rental of space for occupancy only, and, accordingly, that the provision of such services has not caused, and will not in the future cause, the rents received with respect to the Properties to fail to qualify as "rents from real property" for purposes of the 75% and 95% gross income tests described above. In the case of any services provided to tenants that are not "usual and customary," the Company has represented that either it has employed and intends to continue to employ qualifying independent contractors to provide such services or that, in taxable years beginning on and after January 1, 1998, the amounts received from the provision of such services fall within the 1% de minimis rule described above.

    The Company has received and will in the future receive fees for services, or payments in the form of reimbursements for expenses incurred in the performance of services, in either case provided to the Operating Partnership. Although the law is not entirely clear, because the Company has a significant capital interest directly and indirectly in the Operating Partnership, the amount of such fees and reimbursements that is apportioned to the capital interest of the Company in the Operating Partnership should not be treated as a separate item of income and should be disregarded for purposes of the 75% and 95% gross income tests. The amount of such fees and reimbursements, on the other hand, that is apportioned to the capital interests of other partners in the Operating Partnership will generally result in non-qualifying income to the Company under the 75% and 95% gross income tests. In addition, the Company has received and will continue in the future to receive a de minimis amount of management fees in exchange for the performance of certain services with respect to properties that are owned entirely by third parties. All such third-party management fees will constitute non-qualifying income for purposes of the 75% and 95% gross income tests.

    The Company believes that the aggregate amount of non-qualifying income (including such fees and reimbursements) in any taxable year has not exceeded and will not in any future taxable year exceed the limits on non-qualifying income under the 75% or 95% gross income tests. The Company intends to carefully monitor its compliance with the 75% and 95% gross income tests. Should the potential amount of non-qualifying income of the Company in the future create a risk as to the qualification of the Company as a REIT, the Company intends to take action to avoid non-qualification as a REIT.

    The Company believes that it has satisfied the three gross income tests then in effect for each of its taxable years during the period commencing with its taxable year ended December 31, 1993 and ending with its taxable year ended December 31, 1997. The Company intends to operate in a manner that will enable it to continue to satisfy, consistent with the 1997 Act, the 75% and the 95% gross income tests in the future.

    If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if (i) the Company's failure to meet such test(s) was due to reasonable cause and not willful neglect, (ii) the Company attaches a schedule of the sources of its income to its federal income tax return for such taxable year, and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether, in all circumstances, the Company would be entitled to the benefit of these relief provisions. For example, if the Company failed to satisfy the gross income tests because non-qualifying income that the Company intentionally earned exceeded the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. If these relief provisions were inapplicable to a particular set of circumstances involving the Company, the Company would cease to qualify as a REIT. As discussed above in "--Taxation of the Company," even if these relief provisions applied, a 100% tax would still be imposed on the greater of the amount by which the Company failed the 75% or the 95% test, multiplied by a fraction intended to reflect the Company's profitability. No similar mitigation provision would apply to provide relief if the Corporation failed to satisfy the 30% income test for a taxable year ended on or before December 31, 1997, and in such case, the Corporation, and thus the Company as the successor in interest to the Corporation pursuant to the Merger, would have ceased to qualify as a REIT. See "--Failure to Qualify."

    ASSET TESTS. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships (or limited liability companies taxable as partnerships for federal income tax purposes) in which the Company or one of its qualified REIT subsidiaries owns an interest, and (ii) stock or debt instruments purchased with the proceeds of a share offering or long-term (at least five years) debt offering of the Company and held for not more than one year following the receipt by the Company of such proceeds), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for interests in the Operating Partnership, any other partnership (or limited liability company taxable as a partnership for federal income tax purposes) in which the Company may or may be deemed to be a direct or indirect partner (or member) in the future, and any qualified REIT subsidiary of the Company).

    For purposes of the three asset tests, the Company will be deemed to own its proportionate share of the assets of the Operating Partnership and any other partnership (or limited liability company taxable as a partnership for federal income tax purposes) in which the Company may or may be deemed to be a direct or indirect partner (or member) in the future and 100% of the assets of each of its qualified REIT subsidiaries. The Company's actual ownership interests in those entities will be disregarded.

    After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failing to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including as a result of the Company increasing its interest in the Operating Partnership), the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. The Company believes that it has satisfied the requirements of the three asset tests described above for all relevant periods commencing with its taxable year ended December 31, 1993. The Company has further represented that it has maintained and intends to continue to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If the Company fails to cure noncompliance with the asset tests within such time period, the Company would cease to qualify as a REIT.

    ANNUAL DISTRIBUTION REQUIREMENTS. To maintain its qualification as a REIT the Company is required to distribute dividends (other than capital gain dividends) qualifying for the dividends paid deduction (as defined in Section 561 of the Code) to its shareholders each year in an amount at least equal to
(i) the sum of (A) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) plus
(B) 95% of the net income (after tax), if any, from foreclosure property, minus
(ii) the sum of certain items of non-cash income. In addition, if the Company disposes of any asset during its Recognition Period, the Company will be required to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its federal income tax return for such year and if paid on or before the first regular dividend payment after such declaration.

    To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amounts at regular ordinary or capital gains corporate tax rates, as the case may be. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, plus (iii) any undistributed taxable income from prior years, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

    The Company believes that it has made timely distributions sufficient to satisfy all of the annual distribution requirements for each of its taxable years commencing with its taxable year ended December 31, 1993. Prior to January 1, 1996, however, the Corporation maintained a dividend reinvestment and share purchase plan pursuant to which shares of common stock of the Corporation were issued to certain of the then existing shareholders of the Corporation. The IRS may challenge certain operational aspects of the plan, and, if successful, such a challenge would result in the Company, as the successor in interest to the Corporation pursuant to the Merger, having to pay "deficiency dividends" (as further discussed below) to its shareholders, as well as interest to the IRS, to maintain the Company's status as a REIT. While the amount of such "deficiency dividends" and interest could be significant, the Company anticipates that it would be able to obtain funds to pay these amounts from borrowings or other sources. For purposes of its opinion regarding the Company's qualification as a REIT, Jones, Day, Reavis & Pogue, special counsel to the Company, has assumed that in the event of a successful challenge by the IRS, the Company would have sufficient funds to pay and would use such funds to pay the amount of such "deficiency dividends" and interest in a timely manner.

    The Company intends to continue to make timely distributions sufficient to satisfy all of the annual distribution requirements for its current and future taxable years. In this regard, the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended through the date of the Registration Statement (the "Partnership Agreement") requires the Company, as general partner, to use its best efforts to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is expected that the Company's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to the insufficiency of cash flow from the Operating Partnership in a particular year or to timing differences between the actual receipt of income and actual payment of deductible expenses, on the one hand, and the inclusion of such income and deduction of such expenses in computing the Company's REIT taxable income, on the other hand. In the event that such an insufficiency or such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable dividends of shares of beneficial interest.

    Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to its shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

    RECORD KEEPING REQUIREMENTS. Pursuant to applicable Treasury Regulations, the Company must maintain certain records and request on an annual basis certain information from its shareholders of record designed to disclose the actual owners of its outstanding shares of beneficial interest. For taxable years of the Company beginning on or after January 1, 1998, if the Company were to fail to comply with these record keeping requirements, it would be subject to a $25,000 penalty ($50,000 in the case of an intentional violation) for each year of non-compliance, subject to an exception if the Company were able to demonstrate that its failure to comply was due to reasonable cause and not willful neglect. For taxable years ended on or before December 31, 1997, noncompliance would have resulted in the failure of the Corporation, and thus the Company as the successor in interest to the Corporation pursuant to the Merger, to qualify as a REIT. See "--Requirements for Qualification--Organizational Requirements." The Company has represented that it has complied with these record keeping requirements and intends to continue to comply with such requirements in the future.

    PARTNERSHIP ANTI-ABUSE RULES. Treasury Regulations have been promulgated under the partnership provisions of the Code that permit the IRS to recharacterize transactions involving partnerships that purport to create tax advantages that are inconsistent with the intent of the partnership provisions of the Code. The scope and intended application of these Treasury Regulations are unclear. Nonetheless, although the matter is not free from doubt, Jones, Day, Reavis & Pogue believes that these Treasury Regulations do not adversely affect the Company's ability to qualify as a REIT.

    PENALTY TAX ON PROHIBITED TRANSACTIONS. Any gain realized by the Company on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including the Company's share of any such gain realized by the Operating Partnership) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT for taxable years of the Company commencing prior to January 1, 1998. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Properties (and other properties) and to make such occasional sales of the Properties as are consistent with such investment objectives. Based upon such investment objectives, the Company believes that in general the Properties should not be considered inventory or other property held primarily for sale to customers in the ordinary course of a trade or business and that the amount of income from prohibited transactions, if any, will not be material. There can be no assurance, however, that the IRS might not contend that one or more of such sales is subject to the 100% penalty tax. See "--Taxation of the Company."

FAILURE TO QUALIFY

    If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify as a REIT will not be required to be made and, if made, will not be deductible by the Company. As a result, the Company's failure to qualify as a REIT will reduce the cash available for distribution by the Company to its shareholders. In addition, if the Company fails to qualify as a REIT, all distributions to the Company's shareholders will be taxable as ordinary income dividends to the extent of the Company's then current and accumulated earnings and profits, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be ineligible for qualification as a REIT for the four taxable years following the year during which such qualification was lost. It is not possible to determine whether the Company would be entitled to such statutory relief in all circumstances.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

    As used herein, the term "U.S. Shareholder" means a holder of Common Shares or Preferred Shares (collectively, the "Shares") who (for U.S. federal income tax purposes) is (i) a citizen or resident alien individual of the United States, (ii) a corporation created or organized in or under the laws of the United States or of any State thereof, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all of the trust's substantial decisions.

    DISTRIBUTIONS GENERALLY. As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Shareholders as ordinary income. Such dividends will not be eligible for the dividends-received deduction in the case of U.S. Shareholders that are corporations.

    Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to taxable U.S. Shareholders as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which a U.S. Shareholder has held such holder's Shares. United States Shareholders that are corporations will not be eligible for the dividends received deduction with respect to such dividends and, further, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

    The 1997 Act and the 1998 Act made significant changes to the taxation of capital gains recognized by individuals, trusts and estates. Following passage of the 1997 Act, the IRS, in November 1997, issued Notice 97-64, which provides generally that the Company may classify portions of its designated capital gain dividends for taxable years ending on or after May 7, 1997, as (i) a 20% rate gain distribution (taxable as long-term capital gain in the 20% group), (ii) an unrecaptured Section 1250 gain distribution (taxable as long-term capital gain in the 25% group), or (iii) a 28% rate gain distribution (taxable as long-term capital gain in the 28% group). The 1998 Act in effect eliminated the 28% maximum long-term capital gains tax rate applicable to gains from the sale or exchange of capital assets held by individuals, trust and estates for more than one year but not more than 18 months, effective for taxable years ending after December 31, 1997. Accordingly, the Company will presumably be able to classify portions of its designated capital gain dividends for taxable years ending after December 31, 1997, as either (i) a 20% rate gain distribution, or (ii) an unrecaptured Section 1250 gain distribution. For a discussion of the long-term capital gain tax rates applicable to individuals, estates and trusts, see "--Taxation of Taxable U.S. Shareholders--1997 Act and 1998 Act Changes to Capital Gains Tax Rates."

    To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Shareholder, reducing the adjusted tax basis that such U.S. Shareholder has in such holder's Shares by the amount of such distribution (but not below zero), with distributions in excess of a U.S. Shareholder's adjusted tax basis in such holder's Shares taxable as capital gains. For purposes of determining the portion of distributions made with respect to separate classes of shares of beneficial interest that will be treated as dividends for federal income tax purposes, current and accumulated earnings and profits of the Company will be allocated first to distributions resulting from priority rights of Preferred Shares before being allocated to other distributions. Dividends declared by the Company in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the

Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. United States Shareholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

    The Company will be treated as having sufficient earnings and profits to treat as dividends all distributions made by the Company during a calendar year that are not in excess of the amount required to be distributed by the Company for such year in order to avoid the imposition of the 4% excise tax discussed above. See "--Requirements for Qualification--Annual Distribution Requirements." Moreover, any "deficiency dividends" paid by the Company will be treated as dividends (either ordinary or capital gain dividends, as the case may be) for tax purposes, without regard to the amount of the Company's current and accumulated earnings and profits. As a result, U.S. Shareholders may be required to treat as taxable dividends certain distributions made by the Company that would otherwise result in a tax-free return of capital.

    Distributions received from the Company and gain arising from the sale or other disposition by a U.S. Shareholder of Shares will not be treated as passive activity income, and, as a result, U.S. Shareholders generally will not be able to apply any "passive losses" against such income or gain. Distributions received from the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest deduction limitation.

    UNDISTRIBUTED NET CAPITAL GAINS. As a result of changes made by the 1997 Act, for the Company's taxable years beginning on or after January 1, 1998, the Company will have greater flexibility to retain, rather than distribute as capital gain dividends, its net long-term capital gains, although the Company will still be required to pay tax on such retained amounts. See "--Requirements for Qualification--Annual Distribution Requirements." If the Company so elects to retain its net long-term capital gains, U.S. Shareholders holding Shares as of the close of the Company's taxable year will be required to include in their income as long-term capital gains their proportionate share of such amount of the undistributed net long-term capital gains as the Company may designate in a written notice mailed to its shareholders within 60 days after the close of its taxable year. The Company may not designate an amount in excess of the Company's undistributed net capital gain for the year. Each U.S. Shareholder required to include in income such holder's proportionate share of such designated undistributed net capital gains would be deemed to have paid, in the taxable year of the inclusion, the tax paid by the Company in respect of such proportionate share of the designated amount, and would be allowed a credit or a refund, as the case may be, for the tax deemed to have been paid by such holder. Each such U.S. Shareholder would also be entitled to increase such holder's adjusted tax basis in such holder's Shares by the excess of the amount of such includible gains over the amount of the tax deemed paid by such holder in respect of such gains. The earnings and profits of the Company, as well as the earnings and profits of any U.S. Shareholder that is a corporation, would be appropriately adjusted to take account of the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

    SALE OR OTHER DISPOSITION OF SHARES. Upon any sale or other disposition of Shares, a U.S. Shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition, and (ii) the holder's adjusted tax basis in such Shares. For sales or other dispositions occurring in taxable years ending after December 31, 1997, such gain or loss in the case of an individual, trust or estate will be long-term capital gain or loss if the Shares have been held for more than one year. Gain or loss in the case of a corporation will be long-term gain or loss if the Shares have been held for more than one year. In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of Shares that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions received by such U.S. Shareholder from the Company that were required to be treated as long-term capital gains. In the case of a U.S. Shareholder that is an individual, trust or estate, the long-term capital loss will be apportioned among the applicable long-term capital gain groups to the extent that distributions received by such U.S. Shareholder were previously so treated.

    1997 ACT AND 1998 ACT CHANGES TO CAPITAL GAINS TAX RATES. As previously noted, the 1997 Act and 1998 Act made significant changes to the taxation of capital gains recognized by individuals, trusts and estates. For taxable years ending after December 31, 1997, the maximum rate of tax on long-term capital gains (i.e., gains from the sale or exchange of capital assets held for more than one year) of individuals, trusts and estates is 20%, except in the case of "unrecaptured Section 1250 gain" (i.e., gain attributable to the depreciation of Section 1250 property) of individuals, trusts and estates, which is subject to a maximum rate of tax of 25%. Even lower rates apply for taxpayers in the 15% marginal federal income tax bracket. The 1997 Act also provided special rules for "qualified 5-year gain," and made certain other changes to prior law. Neither the 1998 Act nor the 1997 Act changed the taxation of capital gains recognized by corporations.

    Both the 1997 Act and the 1998 Act authorize the IRS to prescribe such regulations as may be appropriate to apply the new capital gains tax rates to sales or exchanges of capital assets by "pass-thru" entities, such as a REIT and to sales or exchanges of interests in such entities, but no such regulations have been promulgated to date. For a discussion of how the new capital gains rules are to apply to the taxation of distributions by the Company to its U.S. Shareholders designated as capital gain dividends, see "Taxation of Taxable United States Shareholders--Distributions Generally" above. U.S. Shareholders are urged to consult with their own tax advisors with respect to the new capital gains rules in the 1997 Act and the 1998 Act.

    BACKUP WITHHOLDING AND INFORMATION REPORTING. The Company will report to its U.S. Shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld on such dividends, if any. Under the federal income tax backup withholding rules, a U.S. Shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, is able to demonstrate this fact to the Company, or (b) provides a taxpayer identification number, certifies that such holder is not subject to backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. Shareholder that does not provide the Company with such holder's correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Shareholder's federal income tax liability. In addition, the Company may be required to withhold a portion of capital gain dividends paid to any shareholders who fail to certify their non-foreign status to the Company. See "--Taxation of Non-U.S. Shareholders--Backup Withholding and Information Reporting."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

    The IRS has issued a published revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Based on that ruling and the analysis contained therein, distributions made by the Company to, as well as gain from the sale or other disposition of Shares by, a U.S. Shareholder that is a tax-exempt entity (such as an individual retirement account (an "IRA") or a 401(k) plan, but excluding certain types of tax-exempt entities dealt with below) should not constitute UBTI unless such tax-exempt U.S. Shareholder has financed the acquisition of its Shares with "acquisition indebtedness" and the Shares are thus treated as "debt-financed property" within the meaning of
Section 514 of the Code, or such Shares are used in an unrelated trade or business conducted by such tax-exempt shareholder.

    Special rules apply to tax-exempt U.S. Shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, of the Code. In the case of these tax-exempt U.S. Shareholders, distributions made by the Company and gain from the sale or other disposition of Shares will generally constitute UBTI unless the tax-exempt shareholder is able properly to deduct amounts set aside or placed in reserve for certain purposes so as to offset the income and gain generated by its investment in Shares. Such prospective tax-exempt investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

    Special rules also apply to certain tax-exempt pension trusts (including 401(k) plans but excluding IRAs or government pension plans) that own more than 10% (by value) of the ownership interests in a "pension-held REIT" at any time during a taxable year. Such a pension trust must treat a certain percentage of all dividends received from the REIT (or deemed received) during the year as UBTI. The percentage is equal to the ratio of the REIT's gross income (less direct expenses related thereto) derived from the conduct of unrelated trades or businesses determined as if the REIT were itself a tax-exempt pension trust, to the REIT's gross income (less direct expenses related thereto) from all sources. The special rules will not apply to require a pension trust to recharacterize a portion of its distributions received from the REIT as UBTI unless the percentage computed is at least 5%.

    A REIT will be treated as a "pension-held REIT" only if the REIT is predominantly held by tax-exempt pension trusts and if the REIT would otherwise fail to satisfy the "five or fewer" share ownership requirement discussed above, see "--Requirements for Qualification--Organizational Requirements," if the stock or shares of beneficial interest of the REIT held by such tax-exempt pension trusts were not treated (under Section 856(h)(3) of the Code) as being held directly by their respective beneficiaries (instead of by the trusts themselves). A REIT is predominantly held by tax-exempt pension trusts if at least one tax-exempt pension trust holds more than 25% (by value) of the interests in the REIT or if one or more tax-exempt pension trusts (each of which owns more than 10% (by value) of the interests in the REIT) own in the aggregate more than 50% (by value) of the interests in the REIT. The provisions requiring tax-exempt pension trusts to treat a portion of distributions received from a REIT as UBTI will not apply to the Company if it is able to satisfy the "five or fewer" share ownership requirement without relying upon the "look-through" exception for tax-exempt pension trusts. The Company does not expect to be classified as a "pension-held REIT." Because, however, the Shares are publicly traded, no assurance can be given that the Company will not in fact be classified as a "pension-held REIT" in the future.

TAXATION OF NON-U.S. SHAREHOLDERS

    The rules governing U.S. federal income taxation of the ownership and disposition of Shares by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships, or foreign trusts or estates (collectively, "Non-U.S. Shareholders") are highly complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Shareholder in light of such holder's particular circumstances. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state, local and foreign income tax laws on an investment in Shares, including any reporting requirements.

    In general, a Non-U.S. Shareholder will be subject to regular U.S. federal income taxation with respect to such holder's investment in Shares in the same manner as a U.S. Shareholder (i.e., at graduated rates on a net basis, after allowance of deductions) if such investment is "effectively connected" with the conduct by such Non-U.S. Shareholder of a trade or business in the United States (or, if an income tax treaty applies, is attributable to a permanent establishment maintained by such Non-U.S. Shareholder in the United States). A Non-U.S. Shareholder that is a corporation and that receives income with respect to its investment in Shares that is (or is treated as) "effectively connected" with the conduct of a trade or business in the United States (or attributable to a United States permanent establishment) may also be subject to the 30% branch profits tax imposed under Section 884 of the Code, which is payable in addition to the regular U.S. corporate income tax. The following discussion addresses only the U.S. federal income taxation of Non-U.S. Shareholders whose investment in Shares is not "effectively connected" with the conduct of a trade or business in the United States (or attributable to a United States permanent establishment). Prospective investors whose investment in Shares may be "effectively connected" with the conduct of a United States trade or business (or attributable to a United States permanent establishment) should consult their own tax advisors as to the tax consequences thereof.

    DISTRIBUTIONS GENERALLY. Distributions made by the Company to a Non-U.S. Shareholder that are neither attributable to gain from the sale or exchange by the Company of United States real property interests (as discussed below) nor designated by the Company as capital gain dividends will be treated as ordinary income dividends to the extent that they are made out of current or accumulated earnings and profits of the Company. Generally, such distributions will be subject to withholding of U.S. federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such reduced rate as may be specified by an applicable income tax treaty. Under certain treaties, however, reduced withholding rates generally applicable to dividends do not apply to dividends paid by a REIT such as the Company.

    Under the Treasury Regulations currently in force, dividends paid to an address in a foreign country are generally presumed to be paid to a resident of such country (unless the payor has actual knowledge to the contrary) for purposes of determining the applicability of the withholding tax discussed above and the availability of a reduced treaty rate of withholding, if any. Under newly issued Treasury Regulations, which will become effective for payments made after December 31, 1999, however, a Non-U.S. Shareholder who wishes to claim the benefit of an applicable reduced treaty rate of withholding will be required to satisfy certain certification and other requirements, including the requirement generally to file a properly completed IRS Form W-8 with the Company, the paying agent, or such other entity as may be required to withhold tax. The new Treasury Regulations also provide special rules for dividends paid to (i) foreign intermediaries, (ii) U.S. or foreign whollyowned entities that are disregarded as entities separate from their owners for U.S. federal income tax purposes, or
(iii) flow-through entities or arrangements that are treated as fiscally transparent for U.S. federal income tax purposes or under the laws of an applicable income tax treaty jurisdiction or both. For example, in the case of Shares held by a foreign partnership, the certification requirement will be applied to the partners of the partnership, rather than the partnership itself, although the partnership will also be required to provide certain information, including a U.S. taxpayer identification number, and a look-through rule is provided for tiered partnership structures. Non-U.S. Shareholders should consult their own tax advisors regarding their ability to claim benefits under income tax treaties with the United States.

    Distributions made by the Company in excess of its current and accumulated earnings and profits will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted tax basis that the holder has in such holder's Shares, but instead will reduce the adjusted tax basis of such shares (but not below zero). To the extent that such distributions exceed the adjusted tax basis that a Non-U.S. Shareholder has in such holder's Shares, the amount of such excess will be treated as gain from the sale or other disposition of such Shares, the tax treatment of which is described below.

    For withholding tax purposes, the Company is currently required to treat all distributions as if made out of its current or accumulated earnings and profits and thus intends to withhold tax at the rate of 30% (or a reduced treaty rate if applicable) on the gross amount of any distribution (other than distributions designated as capital gain dividends discussed below) made to a Non-U.S. Shareholder. Under the newly issued Treasury Regulations referred to above, the Company will not be required to withhold tax at the 30% rate on distributions (or portions thereof) made after December 31, 1999 that it reasonably estimates to be in excess of the Company's current and accumulated earnings and profits. As a result, however, of a legislative change made by the Small Business Job Protection Act of 1996, effective for distributions made after August 20, 1996, the withholding requirements of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") will apply to any distributions (or portions thereof) made by the Company to Non-U.S. Shareholders in excess of the Company's current and accumulated earnings and profits. Accordingly, if the Company were no longer required to withhold tax at the 30% rate on such distributions, it would be required to withhold tax under FIRPTA equal to 10% of the gross amount realized by each Non-U.S. Shareholder with respect to any such distribution, including a distribution made to a Non-U.S. Shareholder in excess of the Company's current and accumulated earnings and profits but that did not exceed the Non-U.S. Shareholder's adjusted tax basis in such holder's Shares and thus did not give rise to any U.S. federal income tax. In any case, a Non-U.S. Shareholder may seek a refund from the IRS, by filing an appropriate claim for refund, of any amount withheld if it is subsequently determined that such distribution was, in fact, in excess of the Company's then current and accumulated earnings and profits and the amount withheld exceeded the Non-U.S. Shareholder's U.S. federal income tax liability, if any, with respect to the distribution.

    Distributions made by the Company to a Non-U.S. Shareholder that are designated by the Company at the time of distribution as capital gain dividends (other than those arising from the sale or other disposition of a U.S. real property interest) generally will not be subject to U.S. federal income taxation unless the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the calendar year in which such distributions are made and either has a "tax home" (within the meaning of Section 911(d)(3) of the Code) in the United States or maintains an office or other fixed place of business within the United States to which such gain is attributable, in which case the nonresident alien individual will be subject to a 30% withholding tax on the amount of such individual's capital gains (unless an applicable income tax treaty provides otherwise).

    Distributions made by the Company to a Non-U.S. Shareholder that are attributable to gain from the sale or other disposition by the Company of U.S. real property interests will be taxed to the Non-U.S. Shareholder under FIRPTA. Under FIRPTA, such distributions are taxed to a Non-U.S. Shareholder as if such distributions were gains "effectively connected" with the conduct by such holder of a trade or business within the United States. Accordingly, a Non-U.S. Shareholder will be taxed on such distributions at the same capital gains rates applicable to U.S. Shareholders (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals), without regard to whether such distributions are designated by the Company as capital gain dividends. Distributions subject to FIRPTA also may be subject to the 30% branch profits tax discussed above in the case of a corporate Non-U. S. Shareholder that is not entitled to treaty relief or exemption.

    The Company will be required to withhold tax from any distribution to a Non-U.S. Shareholder that could be designated by the Company as a capital gain dividend in an amount equal to 35% of the gross distribution. The amount of tax withheld is fully creditable against the Non-U.S. Shareholder's FIRPTA tax liability, and if such amount exceeds the Non-U.S. Shareholder's U.S. federal income tax liability for the applicable taxable year, the Non-U.S. Shareholder may seek a refund of the excess from the IRS by filing an appropriate claim for refund. In addition, if the Company designates as capital gain dividends distributions previously made prior to the date of such designation and which, at the time made, were not subject to withholding, the Company must treat as capital gain dividends, and thus withhold 35% from, subsequent distributions made on or after the date of such designation until the amount of such distributions in the aggregate equals the amount of such prior distributions.

    UNDISTRIBUTED NET CAPITAL GAINS. Although the law is not entirely clear, it appears that amounts designated by the Company pursuant to the 1997 Act as undistributed net capital gains in respect of Shares held by Non-U.S. Shareholders (see "--Taxation of Taxable U.S. Shareholders--Undistributed Net Capital Gains") would be treated in the same manner as actual distributions made by the Company to such Non-U.S. Shareholders and designated as capital gain dividends. In such case, a Non-U.S. Shareholder would be able to offset as a credit against the U.S. federal income tax liability resulting from amounts so designated by the Company, the Non-U.S. Shareholder's proportionate share of the tax paid by the Company on such undistributed capital gains, and to receive from the IRS a refund to the extent that such holder's proportionate share of such tax exceeded the Non-U.S. Shareholder's actual U.S. federal income tax liability.

    SALE OR OTHER DISPOSITION OF SHARES. Gain recognized by a Non-U.S. Shareholder upon the sale or other disposition of Shares generally will not be subject to U.S. federal income taxation unless such Shares constitute "United States real property interests" within the meaning of FIRPTA. The Shares will not constitute "United States real property interests" so long as the Company is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock or shares of beneficial interest is held directly or indirectly by Non-U.S. Shareholders. The Company believes that it currently is and will continue to be a "domestically controlled REIT," and therefore that the sale of Shares will not be subject to taxation under FIRPTA. Because, however, the outstanding Shares are publicly traded, no assurance can be given that the Company will in fact continue to be a "domestically-controlled REIT" in the future. Moreover, notwithstanding the foregoing, gain from the sale or other disposition of Shares not otherwise subject to FIRPTA will still be taxable to a Non-U.S. Shareholder if the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the calendar year in which such sale or other disposition occurs and either has a "tax home" (within the meaning of Section 911(d)(3) of the Code) in the United States or maintains an office or other fixed place of business within the United States to which such gain is attributable. In such case, the nonresident alien individual would be subject to a 30% U.S. withholding tax on the amount of such individual's capital gains (unless an applicable income tax treaty provides otherwise).

    If the Company does not qualify as, or ceases to be, a "domestically-controlled REIT," gain arising from the sale or other disposition by a Non-U.S. Shareholder of Shares would not be subject to U.S. federal income taxation under FIRPTA as a sale of a "United States real property interest" if
(i) the Shares are "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the New York Stock Exchange on which the Shares are traded) and (ii) such Non-U.S. Shareholder owned 5% or less of the total outstanding shares of the class of beneficial interest represented by the Shares throughout the five-year period ending on the date of such sale or other disposition. If gain on the sale or other disposition of Shares were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a U.S. Shareholder (as well as to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the Shares would be required to withhold and remit to the IRS 10% of the gross purchase price.

    BACKUP WITHHOLDING AND INFORMATION REPORTING. U.S. federal income tax backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons who fail to furnish certain tax information under the U.S. information reporting requirements) and information reporting generally will not apply to distributions paid to Non-U.S. Shareholders outside the United States that are treated as (i) dividends subject to the 30% (or reduced treaty rate) withholding tax discussed above, (ii) capital gain dividends, or (iii) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. Under the newly issued Treasury Regulations referred to above, certain Non-U.S. Shareholders who are not currently subject to backup withholding on dividend payments will have to certify as to their non-U.S. status to avoid backup withholding on dividends paid after December 31, 1999.

    If a Non-U.S. Shareholder sells or otherwise disposes of Shares to or though a U.S. office of a broker, the broker is required to file an information return and is required to apply backup withholding at the rate of 31% unless the Non-U.S. Shareholder has provided the broker with a certification, under penalties of perjury, as to its non-U.S. status or has otherwise established its entitlement to an exemption from backup withholding. If payment of the proceeds from a sale or other disposition of Shares by a Non-U.S. Shareholder is made to or through an office of a broker outside the United States, the broker generally will not be required to apply backup withholding or file information returns, except as provided below. Under the Treasury Regulations currently in effect, information reporting (but not backup withholding) is required with respect to a payment of proceeds from the sale or other disposition of Shares to or through a foreign office of a broker that (a) is a United States person, (b)is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business within the United States, or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by U.S. Shareholders) for U.S. federal income tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Shareholder (and the broker has no actual knowledge to the contrary) and certain other conditions are met, or the shareholder otherwise establishes an exemption.

    The newly issued Treasury Regulations, which will become effective for payments made after December 31, 1999, expand the categories of brokers that will be required to comply with the information reporting requirements with respect to the payment of proceeds from the sale or other disposition of Shares effected at an office outside the United States. As a result, information reporting may apply to certain payments of proceeds from the sale or other disposition of Shares made after December 31, 1999 to or through foreign offices of brokers that were previously exempt. Under the new Treasury Regulations, however, backup withholding will not be required with respect to the payment of proceeds from the sale or other disposition of Shares effected at a foreign office of a broker unless the broker has actual knowledge that the payee is not a Non-U.S. Shareholder.

Prospective Non-U.S. Shareholders should consult their own tax advisors concerning these new Treasury Regulations and the effect of such Treasury Regulations on their ownership of Shares.

    Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules are generally allowable as a refund or credit against a Non-U.S. Shareholder's U.S. federal income tax liability, if any, provided that certain required information is furnished to the IRS.

    ESTATE TAX. Shares owned, or treated as owned, by an individual who is neither a citizen nor a resident (as specially determined for purposes of the U.S. federal estate tax) of the United States at the time of death generally will be includible in such individual's gross estate for U.S. federal estate tax purposes and thus will be subject to U.S. federal estate tax, subject to certain credits, at graduated rates of up to 55%, unless an applicable estate tax treaty provides otherwise.

TAX ASPECTS OF THE COMPANY'S INVESTMENT IN THE OPERATING PARTNERSHIP

    The Company holds direct and indirect interests in the Operating Partnership. The following discussion summarizes certain material federal income tax considerations applicable solely to the Company's investment in the Operating Partnership. The discussion does not address state or local tax laws or any federal tax laws other than income tax laws.

PARTNERSHIP CLASSIFICATION

    The Company has not requested, and does not intend to request, a ruling from the IRS that the Operating Partnership will be classified as a partnership for federal income tax purposes. Instead, Jones, Day, Reavis & Pogue is of the opinion, based upon certain factual assumptions and representations made by the Company as the general partner of the Operating Partnership, that the Operating Partnership has been and will continue to be treated as a partnership for federal income tax purposes and not as an association taxable as a corporation or a publicly traded partnership. Unlike an IRS ruling, however, an opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the status of the Operating Partnership as a partnership for federal income tax purposes.

    If for any reason the Operating Partnership were taxable as a corporation rather than a partnership for federal income tax purposes, the character of the Company's assets and items of gross income would change, and, as a result, the Company would most likely be unable to satisfy the gross income and asset tests, which would thus prevent the Company from qualifying as a REIT. See "--Requirements for Qualification--Gross Income Tests," "--Requirements for Qualification--Asset Tests" and "--Failure to Qualify." In addition, any change in the status of the Operating Partnership for federal income tax purposes might be treated as a taxable event, in which case the Company could incur a tax liability without any related cash distribution from the Operating Partnership. Further, if the Operating Partnership were to be treated as an association taxable as a corporation, items of income, gain, deduction and credit of the Operating Partnership would not pass through to its partners, including the Company; instead, the Operating Partnership would be taxable as a corporation, subject to entity-level taxation on its net income at regular corporate tax rates. The partners of the Operating Partnership would be treated for federal income tax purposes as shareholders, with some or all of the distributions to such partners being characterized as ordinary income dividends.

    The opinion of Jones, Day, Reavis & Pogue regarding the classification of the Operating Partnership is based, in part, on Treasury Regulations issued in final form in December 1996 governing the classification of a business entity as a partnership or an association taxable as a corporation for federal income tax purposes (the "Classification Regulations"). The Classification Regulations were effective as of January 1, 1997, and replaced the former four-factor test used to distinguish partnerships from corporations for federal income tax purposes. In general, under the Classification Regulations, a U.S. business entity that has at least two members and that is not organized under a state or federal statute as a corporation, is not described under a state statute as a joint-stock company or joint-stock association and does not meet certain other narrow definitions set forth therein (an "eligible entity"), may elect to be classified as either a partnership or an association taxable as a corporation. The

Classification Regulations also provide for a "default" classification for such an eligible entity that applies unless the entity files a classification election. Under the "default" classification, such an entity will be classified as a partnership.

    The classification of the Operating Partnership is governed entirely by the Classification Regulations. Although the Operating Partnership was in existence for state law purposes prior to January 1, 1997, it was not first treated for federal income tax purposes as an entity separate from the Company until after that date. Under the Classification Regulations, the Operating Partnership will constitute an eligible entity and intends to elect to be classified as a partnership. As an eligible entity, the Operating Partnership will be so classified under the default classification provisions of the Classification Regulations so long as it does not file an election to be classified as an association taxable as a corporation. The Operating Partnership has not filed, and does not in future intend to file, such an election.

    Notwithstanding the classification of a business entity formed as a partnership under the Classification Regulations, such an entity will nonetheless be treated as a corporation for federal income tax purposes if it is a "publicly traded partnership." A publicly traded partnership is generally a partnership the interests in which are either traded on an established securities market or readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of its gross income for a taxable year consists of "qualifying income" under Section 7704(d) of the Code, which generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to a REIT (the "90% Passive Income Exception"). See "--Requirements for Qualification--Gross Income Tests."

    Treasury Regulations effective for taxable years beginning after December 31, 1995 provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one such safe harbor (the "Private Placement Exception"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust or S corporation) that in turn owns an interest in a partnership will be treated as a partner in such partnership for purposes of the 100 partner rule only if
(i) substantially all of the value of the owner's interest in the flow-through entity is attributable to the flow-through entity's interest in the partnership, and (ii) a principal purpose of the use of the tiered arrangement is to permit the partnership to satisfy the 100-partner limitation. Because no interests in the Operating Partnership have been or are currently traded on an established securities market and because the Operating Partnership should not be treated as having more than 100 partners, the Company believes that the Operating Partnership presently qualifies for the Private Placement Exception. The Operating Partnership intends to monitor closely its compliance with the Private Placement Exception to ensure that it remains applicable. Even if, however, the Operating Partnership were considered to be a publicly traded partnership because it was deemed to have more than 100 partners, the Operating Partnership would not be treated as a corporation for federal income tax purposes if it otherwise qualified for the 90% Passive Income Exception from such treatment.

INCOME TAXATION OF THE OPERATING PARTNERSHIP AND ITS PARTNERS

    PARTNERS, NOT PARTNERSHIP, SUBJECT TO TAX. A partnership is not a separate taxable entity for federal income tax purposes. Rather, partners are allocated and required to include in gross income their proportionate share of the items of income, gain, loss, deduction and credit of the partnership, without regard to whether the partners receive any actual distributions from the partnership. The Company will be required to take into account its allocable share of the foregoing items of the Operating Partnership for purposes of the various REIT gross income tests and in the computation of its "REIT taxable income." See "--Requirements for Qualification-- Gross Income Tests."

    PARTNERSHIP ALLOCATIONS. Although a partnership agreement will generally determine the allocation of a partnership's taxable income and loss among its partners, such allocations will be disregarded for federal income tax purposes under Section 704(b) of the Code if they do not comply with the provisions of
Section 704(b) and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partner's interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss contained in the Partnership Agreement are intended to comply with the requirements of
Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

    TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at such time. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the Properties). Consequently the Partnership Agreement requires allocations of income, gain, loss, and deduction attributable to such contributed properties to be made in a manner that is consistent with Section 704(c) of the Code.

    In general, Section 704(c) of the Code will cause the Company and other limited partners of the Operating Partnership contributing properties or other assets to the Operating Partnership with fair market values in excess of their adjusted tax bases for federal income tax purposes to be allocated solely for tax purposes lower amounts of annual depreciation deductions and increased taxable income and gain on the sale of those properties or other assets than would ordinarily be the case for economic or book purposes. These allocations may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "--Requirements for Qualification--Annual Distribution Requirements."

    The foregoing principles may also affect the calculation of the Company's earnings and profits for purposes of determining the portion of the Company's distributions that is taxable as a dividend. See "--Taxation of Taxable U.S. Shareholders." The application of these rules over time may result in a higher portion of the Company's distributions being taxed as a dividend than would have been the case had the Operating Partnership purchased the contributed Properties for cash.

    TAX BASIS IN PARTNERSHIP INTEREST. The Company's adjusted tax basis in its partnership interest in the Operating Partnership generally (i) will be equal to the amount of cash and the adjusted tax basis of any other property contributed to the Operating Partnership by the Company, (ii) will be increased by (A) the Company's allocable share of the Operating Partnership's taxable income and (B) the Company's allocable share of certain indebtedness of the Operating Partnership, and (iii) will be reduced, but not below zero, by (A) the Company's allocable share of the Operating Partnership's losses and (B) the amount of cash and the adjusted tax basis of any other property distributed by the Operating Partnership to the Company, including any constructive cash distributions resulting from a reduction in the Company's allocable share of indebtedness of the Operating Partnership.

    If the Company's allocable share of the Operating Partnership's losses exceeds the adjusted tax basis of the Company's partnership interest in the Operating Partnership, the recognition of such excess loss for federal income tax purposes will be deferred until such time and to the extent that the Company has adjusted tax basis in its interest in the Operating Partnership. To the extent that distributions made by the Operating Partnership to the Company, or any decrease in the Company's share of the indebtedness of the Operating Partnership (each such decrease being considered a constructive cash distribution to the Company), would exceed the Company's adjusted tax basis, such excess distributions (including such constructive distributions) would constitute taxable income to the Company, which normally would be characterized as a capital gain.

OTHER TAX CONSIDERATIONS

    POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX
CONSEQUENCES. Prospective holders of Securities should recognize that the present federal income tax treatment of the Company may be modified by future legislative, judicial or administrative actions or decisions at any time, which may or may not be retroactive in effect. As a result, any such action or decision could affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in frequent statutory changes as well as the promulgation of new, or revisions to existing, Treasury Regulations and revised interpretations of established concepts. No prediction can be made as to the likelihood of the passage of any new tax legislation or other provisions that could either directly or indirectly affect the Company or holders of Securities. Accordingly, it is always possible that revisions in federal income tax laws and interpretations thereof could adversely affect the tax consequences of an investment in Securities.

    On February 2, 1998, the Treasury Department released the "General Explanations of the Clinton Administration's Revenue Proposals for FY 1999" as part of President Clinton's Budget Proposal for Fiscal Year 1999. Three of the tax measures contained in the Budget Proposal would affect the taxation of REITs. The first proposed change would limit the grandfathered status of certain existing "stapled" or "paired-share" REITs. The second proposed change would restrict the ability of a REIT to engage in impermissible active business activities indirectly through a preferred stock subsidiary by prohibiting REITs from owning more than 10%, determined by voting power or value, of the outstanding stock of any single issuer. Under current law, the percentage limitation is measured solely by reference to voting power, without regard to value. The third proposed change would affect closely held REITs by providing that no person (including a corporation) may own more than 50%, determined by voting power or value, of the outstanding shares of stock or beneficial interest of a REIT. The first proposed change was enacted as part of the 1998 Act, but does not affect the Company since it is not a "stapled" REIT. The second and third proposed changes, if enacted in the form proposed, would not have a material adverse effect on the Company's financial condition, results of operations or business prospects.

    STATE AND LOCAL TAXES. The Company, the Operating Partnership and holders of Securities may be subject to state or local taxation in various state or local jurisdictions, including those in which they transact business or reside. The state and local tax treatment of the Company, the Operating Partnership and holders of Securities may not conform to the federal income tax consequences discussed above. Consequently, prospective holders of Securities should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Securities.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement will set forth the terms of the offering of the Securities, including the name or names of any underwriters, dealers or agents, the purchase price of the offered Securities, any underwriting discounts and other items constituting underwriters' compensation, and any discounts and commissions allowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    If the offered Securities are sold through underwriters, the Prospectus Supplement relating thereto will describe the nature of the obligation of the underwriters to take the offered Securities. The offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriting firms acting alone. The underwriter or underwriters with respect to a particular underwritten offering of Securities will be named in the Prospectus Supplement relating to such offering, and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the offered Securities if any are purchased.

    The Company may sell the Securities directly or though agents designated by the Company from time to time. Any agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto.

    Underwriters and agents who participate in the distribution of the Securities may be entitled under agreements that may be entered into by the Company or the Operating Partnership to indemnification by the Company and the Operating Partnership against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments that the underwriters or agents may be required to make in respect thereof.

    If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (ii) if the Securities are also being sold to underwriters, the Company shall have sold to such underwriters the Securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

    There can be no assurance that a secondary market will be created for the offered Securities or, if it is created, that it will continue.

    Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for the Company by Jones, Day, Reavis & Pogue, Chicago, Illinois, and certain matters of Maryland law, including the validity of the Securities offered hereby, will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. Jones, Day, Reavis & Pogue will rely on Ballard Spahr Andrews & Ingersoll, LLP as to certain matters of Maryland law. The validity of any Securities issued hereunder may be passed upon for any underwriters by the counsel named in the applicable Prospectus Supplement.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1997, and the statements of revenues and certain expenses of TRI-ATRIA Office Building and 777 Eisenhower Plaza for the year ended December 31, 1996, included in our Current Report on Form 8-K/A dated February 6, 1998, the statement of revenue and certain expenses of Star Bank Office Building and the combined statement of revenue and certain expenses of Milwaukee Portfolio for the year ended December 31, 1997 included in our Current Report on Form 8-K/A dated June 18, 1998, and the combined statement of revenue and certain expenses of Inverness Properties included in our Current Report on Form 8-K/A dated July 24, 1998, as set forth in their reports which are incorporated in this prospectus by reference. Our consolidated financial statements and the statements of revenues and certain expenses are incorporated by reference in reliance on their reports given on their authority as experts in accounting and auditing.

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    YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR
CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY SUPPLEMENT THERETO. WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT PART OF THOSE DOCUMENTS.

                            ------------------------

                               TABLE OF CONTENTS

                          PROSPECTUS SUPPLEMENT                             PAGE
                                                                            ----
Prospectus Supplement Summary.............................................   S-3
Forward-Looking Statements................................................   S-7
Use of Proceeds...........................................................   S-7
Description of the Series A Preferred Shares..............................   S-8
Certain Federal Income Tax Considerations.................................  S-12
Underwriting..............................................................  S-14
Legal Matters.............................................................  S-15


                                PROSPECTUS
About this Prospectus.....................................................     2
Where You Can Find More Information.......................................     2
The Company...............................................................     3
Risk Factors..............................................................     4
  Dependence on Market Conditions in the Midwest Region...................     4
  Risks Related to Retention of Tenants and Ability to Rent Space Upon
    Lease Expirations.....................................................     4
  Risks Associated with the Recent Acquisition of Many of the Properties;
    Lack of Operating History.............................................     4
  Real Estate Financing Risks.............................................     4
  Real Estate Investment Risks............................................     5
  Risks of Acquisition, Renovation and Development Activities.............     6
  Dependence on Key Personnel.............................................     6
  Federal Income Tax Risks--Failure to Qualify as a Real Estate Investment
    Trust.................................................................     6
  Possible Adverse Effect of REIT Distribution Requirements...............     7
  Possible Adverse Effect of Failure of Operating Partnership to Qualify
    as a Partnership for Federal Income Tax Purposes......................     7
  Possible Anti-Takeover Effects of Maryland Law and Our Declaration of
    Trust and Bylaws......................................................     8
  Possible Adverse Effect of Losses Not Covered by Insurance..............     8
  Potential Liability for Environmental Contamination.....................     8
  Possible Adverse Effect of Market Interest Rates on Prices of
    Securities............................................................     9
Use of Proceeds...........................................................    10
Ratios of Earnings to Combined Fixed Charges and Preference Dividends.....    10
Description of Shares of Beneficial Interest..............................    11
Federal Income Tax Considerations.........................................    15
Plan of Distribution......................................................    35
Legal Matters.............................................................    36
Experts...................................................................    36

                                1,500,000 SHARES

                                GREAT LAKES REIT

                           9 3/4% SERIES A CUMULATIVE
                          REDEEMABLE PREFERRED SHARES
                             OF BENEFICIAL INTEREST

                         ------------------------------

                             PROSPECTUS SUPPLEMENT

                         ------------------------------

                           A.G. EDWARDS & SONS, INC.
                               WHEAT FIRST UNION
                            EVEREN SECURITIES, INC.

                               DECEMBER 16, 1998

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